Exhibit 2.1

Execution Copy

AGREEMENT

Between

FEDERATED INVESTORS, INC.,

and

DAVID W. TICE & ASSOCIATES, LLC

dated as of

JULY 14, 2008

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	3.2.5	Affiliate Contracts	25

	3.2.6	Third Party Contracts	25

	3.2.7	Litigation	25

SECTION 4. REPRESENTATIONS AND WARRANTIES OF FEDERATED			26

4.1	Representations and Warranties of Federated		26

	4.1.1	Incorporation and Qualification	26

	4.1.2	Authority	26

	4.1.3	No Violations	26

	4.1.4	No Convictions, Sanctions or Other Violations	26

	4.1.5	Governmental/Regulatory Approvals; Other Consents	26

	4.1.6	Litigation	27

	4.1.7	Compliance	27

4.2	Representations and Warranties Regarding the Surviving Funds		27

	4.2.1	Authority and Regulation of the Surviving Funds	27

	4.2.2	Compliance	27

	4.2.3	Tax Qualification	28

	4.2.4	Taxes	28

	4.2.5	Contracts	28

	4.2.6	Litigation	28

SECTION 5. BROKERS OR FINDERS			28

5.1	Federated		28

5.2	The Adviser		28

SECTION 6. COVENANTS AND AGREEMENTS			29

6.1	Covenants with Respect to the Reorganizing Funds		29

	6.1.1	Termination of Existing Agreements	31

	6.1.2	Trustee Approvals; Shareholder Approvals; Prospectus and Statement of Additional Information Supplements; Information in Registration Statement on Form N-14	31

	6.1.3	Reorganizing Fund Taxes	33

	6.1.4	Certain Filings	34

6.2	Covenants with Respect to Fund Approvals and Other Matters		34

6.3	Covenants with Respect to Expenses		35

6.4	Covenants with Respect to Litigation and Changes in Condition		36

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	6.4.1	Litigation, Etc.	36

	6.4.2	Change in Condition	37

6.5	Covenants with Respect to Publicity		37

6.6	Restrictive Covenants		37

	6.6.1	Noncompetition and Nonsolicitation Covenants	37

	6.6.2	Enforcement	39

6.7	Covenants with Respect to Further Actions		39

6.8	Covenant with Respect to Access		40

6.9	Exclusivity		40

6.10	Covenants with Respect to Irish Product		40

6.11	Special Incentive Plan		41

SECTION 7. CONDITIONS PRECEDENT TO CLOSING			41

7.1	Fund Approvals, Creation of Surviving Funds and other Consents		41

7.2	No Legal Obstruction		41

7.3	Satisfaction of Conditions under the Reorganization Agreements		41

7.4	Conditions Precedent to Obligations of Federated		42

	7.4.1	No Breach of Covenants; True and Correct Representations and Warranties; Assets Under Management	42

	7.4.2	Delivery of Documents	42

	7.4.3	No Litigation	43

	7.4.4	No Material Adverse Change	43

	7.4.5	Access to and Copies of Books and Records	43

	7.4.6	Hiring of Reorganizing Funds Team	43

	7.4.7	No Further Use of “Prudent” Names	43

7.5	Conditions Precedent to Obligations of the Adviser		44

	7.5.1	No Breach of Covenants; True and Correct Representations and Warranties	44

	7.5.2	Delivery of Documents	44

	7.5.3	No Material Adverse Change	44

	7.5.4	Special Incentive Plan	44

SECTION 8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS			44

SECTION 9. TERMINATION			45

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SECTION 10. INDEMNIFICATION		45

10.1	Indemnification of Federated by Owners and the Adviser	45

10.2	Indemnification of Owners and the Adviser by Federated	46

10.3	Indemnification Procedures	46

10.4	Limitations on Indemnity Payment Obligations of Adviser and Owners	48

10.5	Limitations on Indemnity Payment Obligations of Federated	49

10.6	Set-Off	50

10.7	Subrogation	50

10.8	Remedies Exclusive	50

SECTION 11. NOTICES		50

SECTION 12. ENTIRE AGREEMENT; MODIFICATION		51

SECTION 13. GOVERNING LAW		51

SECTION 14. VENUE		51

SECTION 15. ASSIGNMENT; SUCCESSORS		52

SECTION 16. WAIVER		53

SECTION 17. FURTHER ASSURANCES		53

SECTION 18. COUNTERPARTS		53

SECTION 19. SEVERABILITY		53

SECTION 20. THIRD PARTIES		53

SECTION 21. FIDUCIARY DUTIES		54

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Exhibits

Exhibit 1-A	Form of Prudent Bear Fund Reorganization Agreement
Exhibit 1-B	Form of Prudent Global Income Fund Reorganization Agreement
Exhibit 2	Form of Opinion of Counsel to Adviser and Owners
Exhibit 3	Form of Opinion of Counsel to Federated
Exhibit 4	Illustrative Examples of Contingent Payment Calculations

Schedules

Schedule 2.1	Acquired Assets

Adviser’s Disclosure Schedules:
Schedule 3.1.1(b)	Subsidiaries
Schedule 3.1.1(c)	Non-Compete Parties
Schedule 3.1.6	Litigation Matters
Schedule 3.1.7	Compliance Matters
Schedule 3.1.8	Liabilities
Schedule 3.1.11	Intellectual Property
Schedule 3.2.2	Reorganizing Fund Compliance Matters
Schedule 3.2.3	Tax Qualification Matters
Schedule 3.2.4	Tax Matters
Schedule 3.2.5	Affiliated Contracts
Schedule 3.2.6	Third Party Contracts
Schedule 3.2.7	Reorganizing Fund Litigation Matters
Schedule 5.2	Brokers and Finders

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AGREEMENT

This Agreement, dated as of July 14, 2008 (this “Agreement”), is between FEDERATED INVESTORS, INC. (“Federated”), a corporation organized under the laws of The Commonwealth of Pennsylvania with its principal business office located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, and DAVID W. TICE & ASSOCIATES, LLC (the “Adviser”), a limited liability company organized under the laws of the State of Delaware with headquarters located at 43-46 Norre Gade, Suite 137, St. Thomas, U.S. Virgin Islands 00802. Certain terms used in this Agreement are defined in Section 1 of this Agreement. Each Owner (as defined below) also joins as a Party to this Agreement for purposes of the Sections of this Agreement identified on the signature page hereto.

W I T N E S S E T H:

WHEREAS, the Adviser acts as the investment adviser to the Prudent Bear Fund (the “Prudent Bear Fund”), a diversified portfolio, and the Prudent Global Income Fund (the “Prudent Global Income Fund”), a non-diversified portfolio (the Prudent Bear Fund and the Prudent Global Income Fund are each hereinafter referred to, as applicable, as a “Reorganizing Fund” or, collectively, as the “Reorganizing Funds”);

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser is a wholly-owned subsidiary of David W. Tice Management, LLC (“Tice Management”), the beneficial owner of which is David W. Tice (“Tice”) (Tice Management and Tice are each hereinafter referred to, as applicable, as an “Owner” or, collectively, as the “Owners”), and, in addition to the covenants in this Agreement and other consideration, the Owners will benefit and receive good and valuable consideration from the Transactions contemplated in this Agreement through the Adviser;

WHEREAS, the Reorganizing Funds are each duly established designated series of Prudent Bear Funds Inc., an open-end management investment company duly organized as a corporation and established under the laws of the State of Maryland;

WHEREAS, Prudent Bear Funds, Inc., is duly registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Federated will take steps to cause the creation of two new shell funds, one a portfolio of Federated Equity Funds and the other a portfolio of Federated Income Securities Trust (such shell funds are each hereinafter referred to, as applicable, as a “Surviving Fund” or, collectively, as the “Surviving Funds”); the Surviving Funds will be duly established designated series of Federated Equity Funds and Federated Income Securities Trust, respectively (each hereinafter referred to as a “Federated Trust” or, collectively, the “Federated Trusts”), which are open-end management investment companies duly organized as business trusts and established under the laws of The Commonwealth of Massachusetts and duly registered as open-end investment companies under the 1940 Act;

WHEREAS, the Adviser wishes to sell to Federated (or its designated Affiliates), and Federated (either directly or through its designated Affiliates) wishes to purchase from the Adviser, certain assets relating to the Adviser’s business of providing investment advisory and investment management services to the Reorganizing Funds (the “Business”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Adviser intends to recommend to Prudent Bear Funds, Inc., that the Reorganizing Funds be reorganized into the Surviving Funds upon the terms and conditions set forth in this Agreement and in certain Agreements and Plans of Reorganization, in substantially the forms attached as Exhibit 1-A to this Agreement (the “Prudent Bear Fund Reorganization Agreement”) and Exhibit 1-B to this Agreement (the “Prudent Global Income Fund Reorganization Agreement”; collectively, the Prudent Bear Fund Reorganization Agreement and the Prudent Global Income Fund Reorganization Agreement are each hereinafter referred to, as applicable, as a “Reorganization Agreement” or, collectively, as the “Reorganization Agreements”); and

WHEREAS, in connection with the Transactions contemplated in this Agreement, Federated has agreed to hire certain employees of the Adviser (i.e., the Reorganizing Funds Team (as defined below)) in accordance with Federated’s normal hiring process, policies and procedures, as contemplated in, and subject to the conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained in this Agreement, and intending to be legally bound, the Adviser and Federated agree as follows:

SECTION 1. DEFINITIONS

1.1 Certain Definitions. The following terms have the meanings specified below or are defined in the Sections referred to below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” is defined in the recitals to this Agreement.

“Acquired Assets” is defined in Section 2.1 of this Agreement.

“Adviser” is defined in the preamble to this Agreement.

“Adviser Indemnitees” is defined in Section 10.2 of this Agreement.

“Advisers Act” is defined in the recitals to this Agreement.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person, including a subsidiary of the first Person, a Person of which the first Person is a subsidiary, or another subsidiary of a Person of which the first Person is also a subsidiary. For purposes of this definition,

“Control” (and “controlled by” and “under common control with”) means (a) owning, directly or indirectly, 25% of the voting securities of a Person or (b) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise. “Affiliate” of a Person also includes any Affiliated Person of such Person.

“Affiliated Person” shall mean, with respect to any Person, an “affiliated person” of such Person as such term is defined in Section 2(a)(3) of the 1940 Act.

“Agreement” means this Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Aggregate Consideration” means an amount equal to the sum of (a) the Aggregate Purchase Price Consideration and (b) an amount equal to Federated’s portion of the Transaction Costs as contemplated in Section 6.3 of this Agreement.

“Aggregate Purchase Price Consideration” means an amount equal to the sum of (a) the Closing Payment and (b) the Contingent Payments.

“Anniversary Date” means the First Anniversary Date, Second Anniversary Date, Third Anniversary Date, and the Fourth Anniversary Date, as applicable.

“Anniversary Date Contingent Payments” means, as applicable, the First Anniversary Date Contingent Payment, the Second Anniversary Date Contingent Payment, the Third Anniversary Date Contingent Payment and the Fourth Anniversary Date Contingent Payment.

“Anniversary Date Contingent Payment CAGR” means the greater of (a) 0% and (b) the annual compounded growth rate in Net Investment Advisory Revenues for the applicable Relevant Period over the Starting Fund Revenues. For purposes of calculating the Anniversary Date Contingent Payment CAGR, the following formula shall be utilized: ([the Nth root of (Net Investment Advisory Revenues for the Relevant Period ending on the N Anniversary Date /Starting Fund Revenues]-1) whereby, N = the applicable Anniversary Date and shall be either 1, 2, 3, or 4).

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including, the common law), rules, regulations, interpretations, guidelines, ordinances, codes, orders or other authority of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, writs, awards, and decrees of or agreements with any Governmental Authority, each as interpreted as of the date of this Agreement or the Closing Date (as applicable).

“Authority Representations” is defined in Section 8(a)(i) of this Agreement.

“Base Fund Product Revenue Amount” is defined within the definition of “Net Investment Advisory Revenue” in Section 1.1 of this Agreement.

“Board” means the Board of Directors, Trustees or Managers, as applicable, of (i) Adviser, (ii) Prudent Bear Funds, Inc., (iii) the Reorganizing Funds, (iv) Federated, (v) the Federated Trusts, or (vi) the Surviving Funds.

“Business” is defined in the recitals to this Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which the New York Stock Exchange is closed.

“Closing” is defined in Section 2.4 of this Agreement.

“Closing Assets” means the aggregate net assets of the Reorganizing Funds measured as the average daily net assets of each Reorganizing Fund during the ten (10) Business Days ending five (5) Business Days prior to the Closing (the “Determination Period”).

“Closing Date” is defined in Section 2.4 of this Agreement.

“Closing Payment” is defined in Section 2.3.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Competing Business” is defined in Section 6.6.1(b) of this Agreement.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including, any Governmental Authority.

“Contingent Payments” means the Anniversary Date Contingent Payments and the Lump-Sum Contingent Payments, as applicable.

“Contingent Payment Statement” is defined in Section 2.3.3(c) of this Agreement.

“Contracts” means, in respect of any Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, custody agreements, advisory agreements, transfer agency agreements, administration agreements, shareholder services agreements, distribution agreements, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which such Person is a party or by which such Person or any of its properties or assets may be bound or affected, in each case as amended, supplemented, restated, waived or otherwise modified.

“Control” is defined within the definitions of “Affiliate” and “Non-Compete Parties,” as applicable, in Section 1.1 of this Agreement.

“Deductible Amount” is defined in Section 10.4(f) of this Agreement.

“Determination Period” is defined within the definition of “Closing Assets” in Section 1.1 of this Agreement.

“Effective Period” means the period beginning on the Closing Date and ending on (a) for purposes of Section 6.6(a)(iv), the Tenth Anniversary Date, or (b) for all other purposes, the Sixth Anniversary Date.

“Employment Agreements” means the agreements between Federated and each of the members of the Reorganizing Funds Team with respect to their employment by Federated from and after the Closing.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, Tax lien, assessment or claim, security interest, adverse claim, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning restriction or other restriction, whether existing prior to, at or after the Closing.

“Federated” is defined in the preamble to this Agreement.

“Federated Indemnitees” is defined in Section 10.1 of this Agreement.

“Federated Trusts” is defined in the recitals to this Agreement.

“FINRA” means the U.S. Financial Industry Regulatory Authority.

“First Anniversary Date” means the date that is one (1) Fiscal Year after the Closing Date.

“First Anniversary Date Contingent Payment” means an amount equal to:

(a) $0, if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is equal to or less than 0.00%;

(b) A pro rata portion of $25,215,000 if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is greater than 0.00% but less than 20.00%, with such pro rata portion being determined by multiplying (i) $25,215,000, times (ii) an amount equal to such Anniversary Date Contingent Payment CAGR divided by 20.00%; or

(c) $25,215,000 if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is equal to or greater than 20.00%.

“Fiscal Year” means a period of 365 days (or, as applicable in the event of a leap year, 366 days)

“Fourth Anniversary Date” means the date that is four (4) Fiscal Years after the Closing Date.

“Fourth Anniversary Date Contingent Payment” means the greater of (1) $0 and (2) an amount equal to:

(a)(i) $0, if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is equal to or less than 0.00%;

(ii) A pro rata portion of $82,000,000 if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is greater than 0.00% but less than 20.00%, with such pro rata portion being determined by multiplying (i) $82,000,000, times (ii) an amount equal to such Anniversary Date Contingent Payment CAGR divided by 20.00%; or

(iii) $82,000,000 if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is equal to or greater than 20.00%;

minus,

(b) The sum of (i) the First Anniversary Date Contingent Payment, (ii) the Second Anniversary Date Contingent Payment, and (iii) the Third Anniversary Date Contingent Payment.

“Fund Approvals” is defined in Section 3.1.5 of this Agreement.

“Fund Product” means any investment company, mutual fund, partnership, closed-end fund, unit investment trust, offshore fund, collective fund, or other pooled investment vehicle, whether or not registered under the 1940 Act or 1933 Act (or similar Applicable Laws of a jurisdiction other than the United States), and whether or not Federated or an Affiliate of Federated serves as investment adviser, distributor or service provider to such product.

“Fund Product Net Investment Advisory Revenue” means the gross investment advisory fee revenue associated with a Fund Product on the net assets of the Fund Product during the Fiscal Year prior to the Merger of the Fund Product and a Surviving Fund, less (a) advisory fee waivers during such Fiscal Year, (b) fund expenses reimbursed during such Fiscal Year, and (c) any asset-based “adviser pay” (or supplemental) payments paid by a Person other than the Fund Product during such Fiscal Year; provided, that for purposes of calculating Run Rate Net Investment Advisory Revenue, the Fund Product Net Investment Advisory Revenue shall be divided by 12.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation, by-laws and other organizational documents, as amended, (b) with respect to any limited liability company, its articles or certificate of formation, limited liability company agreement, operating agreement and other organizational documents, as amended, (c) with respect to any business trust, its declaration of trust, trust agreement and other organizational documents, as amended, and (d) with respect to any other Person, its comparable governing agreements and other organizational documents, as amended.

“Governmental Approval” means any Consent of, with, from or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, any territory of the United States, or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization (as such term is defined in the 1934 Act).

“Indemnified Party” is defined in Section 10.3 of this Agreement.

“Indemnifying Party” is defined in Section 10.3 of this Agreement.

“Intellectual Property” includes any (i) registered and unregistered United States and foreign (including territorial) trademarks, service marks, names, trade names, logos, trade dress, copyrights, copyrightable works, Internet or web domain names, web sites, email addresses, telephone numbers (including 800/888 or similar numbers) and similar rights (including registrations and applications to register, or renew the registration of, any of these), and all documentation relating thereto, (ii) United States and foreign (including territorial) letters patent and patent applications, (iii) inventions, processes, designs, formulae, models, trade secrets, know-how, technical data, designs, specifications, pricing and cost information, business and marketing plans, strategies and proposals, and confidential information, (iv) computer software, data, source code, executable code, databases, and related documentation, (v) other proprietary information or intellectual property rights, (vi) all goodwill arising from or relating to any of the foregoing, (vii) rights to sue for and remedies against past, present and future infringements, misappropriations or other violations of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law; (viii) tangible embodiments of any of the above (in any medium including electronic media); and (ix) licenses of rights in any of the above (whether as licensee or licensor).

“Investment Models” is defined in Section 3.1.11(a) of this Agreement.

“Irish Product” means a collective investment scheme commonly known as a “Qualified Investor Fund” or “QIF” organized under the Applicable Laws of the Republic of Ireland.

“Knowledge” means the actual knowledge of a Person after commercially reasonable inquiry.

“Liabilities” mean any claim, debt, loss, cost, expense, duty, charge, commitment, assessment, obligation or other liability of any kind whatsoever, whether or not accrued or fixed, known or unknown, assessed or assessable, absolute or contingent, determined or determinable, or when due or to become due, or otherwise.

“Litigation” means any action, cause of action, claim, demand, charge, suit, proceeding, audit, citation, summons, subpoena, hearing, inquiry, examination, or investigation or other litigation of any nature, civil, criminal, administrative, regulatory or otherwise, in law in equity or otherwise, pending or threatened, by or before any Governmental Authority.

“Losses” is defined in Section 10.1 of this Agreement.

“Lump-Sum Contingent Payments” means, as applicable, the Year 3 Lump-Sum Payment and the Year 4 Lump-Sum Payment.

“Lump Sum Contingent Payment CAGR” means the greater of (a) 0% and (b) the annual compounded growth rate in Run Rate Net Investment Advisory Revenues for the applicable Relevant Period over the Starting Fund Revenues. For purposes of calculating the Lump-Sum Contingent Payment CAGR, the following formula shall be utilized: ([the Nth root of (Run Rate Net Investment Advisory Revenues for the Relevant Period ending prior to the N Anniversary Date /Starting Fund Revenues]-1) whereby, N = the applicable Anniversary Date and shall be either 3 or 4).

“Material Adverse Change” or “Material Adverse Effect” means:

(a) When used with respect to the Business, the Acquired Assets, Prudent Bear Funds, Inc., or any Reorganizing Fund shall mean any event, circumstance or condition which would reasonably be expected to have a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the Business, the Acquired Assets, Prudent Bear Funds, Inc., or any Reorganizing Fund or on the financial condition, business or results of operations of any of them, either individually or taken as a whole, or which would prevent the consummation of the Transactions or would be reasonably expected to materially adversely affect the ability of the Adviser, Prudent Bear Funds, Inc. or any Reorganizing Fund to perform their respective obligations under this Agreement or the Reorganization Agreements, but shall not include (i) changes in the Reorganizing Funds’ net assets, (ii) changes in general economic conditions affecting financial markets, federally registered investment advisers or registered management investment companies generally, (iii) the announcement or pendency of the Transactions, or (iv) any outbreak or escalation of hostilities in which the United States is involved, the declaration by the United States of a national emergency or war, or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

For the avoidance of doubt, when used with respect to the Business, the Acquired Assets, Prudent Bear Funds, Inc. or any Reorganizing Fund, “Material Adverse Change” or “Material Adverse Effect” also shall mean the exercise by the manager of Windward Capital, LLC of the mandatory repurchase rights in Section 2.16, or the exercise of trust placement rights in Section 7.4(k), of that certain Amended and Restated Limited Liability Company Agreement of Windward Capital, LLC, with an effective date of January 1, 2007, or any action taken under such Amended and Restated Limited Liability Company Agreement or any other Governing Documents of, or other event or circumstance relating to, Windward Capital, LLC that, either individually or taken as a whole, results in any change of control or management as interpreted under the 1940 Act, including Rule 2a-6 thereunder, or which would prevent or materially delay the consummation of the Transactions.

(b) When used with respect to Federated or any Surviving Fund shall mean any event, circumstance or condition which would reasonably be expected to have a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business or results of operations of Federated or any Surviving Fund or which would prevent the consummation of the Transactions or would be reasonably expected to materially adversely affect the ability of any of Federated or any Surviving Fund to perform their respective obligations under this Agreement or the Reorganization Agreements, but shall not include (i) changes in general economic conditions affecting financial markets, federally registered investment advisers or registered management investment companies generally, (ii) the announcement or pendency of the Transactions, or (iii) any outbreak or escalation of hostilities in which the United States is involved, the declaration by the United States of a national emergency or war, or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

“Merger” is defined within the definition of “Net Investment Advisory Revenue” in Section 1.1 of this Agreement.

“Net Investment Advisory Revenue” means the gross investment advisory fee revenue earned by Federated (or its advisory Affiliates) during the applicable Relevant Period on the net assets of each Surviving Fund, less (a)(i) advisory fee waivers during such Relevant Period, and (ii) fund expenses reimbursed during such Relevant Period, and (b) any asset-based “adviser pay” (or supplemental) payments paid by Federated or its subsidiary Affiliates out of their own resources to financial intermediaries during such Relevant Period, reduced as follows:

(1) If a Fund Product is merged, reorganized or otherwise consolidated (whether by asset sale, stock sale, or otherwise) with or into, or if assets are transferred (whether by redemption and purchase transactions or otherwise, other than ordinary course purchases, redemptions or share exchanges) from a Fund Product with or into, a Surviving Fund (and whether or not the Surviving Fund is the surviving fund) (each such event being a “Merger”) with the written consent of Tice (which consent shall not be unreasonably withheld or delayed), then in each case, for purposes of calculating any Contingent Payments pursuant to Section 2.3.2 of this Agreement, the Net Investment Advisory Revenue earned during the applicable Relevant Period shall, subject to subsection (2) of this definition, be reduced as follows:

(A) For the first Fiscal Year after the consummation of the Merger, by 100% of the Fund Product Net Investment Advisory Revenue calculated as of the close of business on the date the Merger of the Fund Product and the Surviving Fund occurs (i.e., immediately prior to the consummation of the Merger) (the “Base Fund Product Revenue Amount”);

(B) For the second Fiscal Year after the consummation of the Merger, by 85% of the Base Fund Product Revenue Amount;

(C) For the third Fiscal Year after the consummation of the Merger, by 70% of the Base Fund Product Revenue Amount; and

(D) For the fourth Fiscal Year after the consummation of the Merger, by 55% of the Base Fund Product Revenue Amount.

(2) Notwithstanding the foregoing, in no event will the amount of any reduction under subsection (1) of this definition with respect to any Fund Product that is Merged with or into a Surviving Fund exceed the Net Investment Advisory Revenue during the applicable Relevant Period. The parties also understand and agree that if the written consent of Tice is not obtained with respect to any Merger, the reduction to Net Investment Advisory Revenue contemplated in subsection (1) will not apply with respect to such Merger.

“Neutral Accounting Firm” is defined in Section 2.3.3(f)(ii) of this Agreement.

“Non-Compete Parties” means (a) the Adviser and (b) (i) each Owner, and (ii) any Person (including subsidiaries and other Affiliates) controlled by any Owner or the Adviser. For purposes of this definition, “Control” (or “controlled”) means (a) owning, directly or indirectly, 25% of the voting securities of a Person or (b) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract or credit arrangement, or otherwise, unless, in the case of any Owner, such power is solely the result of being a director or trustee of such Person (and, if any matter involving a Competing Business is submitted to such Owner in such Owner’s capacity as such a director or trustee, such Owner votes against, or abstains from voting on (and is not otherwise considered to have voted for), such matter).

“Owners” is defined in the recitals to this Agreement.

“Parties” means Adviser and Federated and, with respect to those provisions applicable to the Owners or the other Non-Compete Parties, the Owners or the other Non-Compete Parties, as applicable.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pre-Closing Fund Liabilities” include all Liabilities of the Reorganizing Funds, or arising out of, resulting from or relating to the services provided to the Reorganizing Funds by their respective service providers, existing on or prior to the Closing, or arising out of, resulting from or relating to, actions, omissions, events or periods of time occurring, or the operation of the Reorganizing Funds, on or prior to, the Closing (including any Regulatory Litigation Matter and any Taxes or other Liabilities arising out of, resulting from or relating to any matter disclosed on Schedule 3.2.3 or Schedule 3.2.4)), except the Stated Liabilities of the Reorganizing Funds assumed by the Surviving Funds pursuant to the Reorganization Agreements. For the avoidance of doubt, “Pre-Closing Fund Liabilities” include any payments or other Liabilities (including all conversion fees, expenses and costs) ultimately due to the Reorganizing Funds’ service providers, other than those Liabilities included in the Stated Liabilities of the Reorganizing Funds assumed by the Surviving Funds pursuant to the Reorganization Agreements.

“Regulated Investment Company” is defined under Subchapter M of the Code.

“Regulatory Litigation Matter” means any action or claim for Losses brought or asserted arising out of, resulting from, or relating to: (i) any Liability arising out of, resulting from, or relating to the examination of the Adviser, the Business, the Prudent Bear Funds, Inc. or any Reorganizing Fund by a Governmental Authority pending as of the date of, or completed prior to the date of, this Agreement or the Closing (e.g., the examinations by the Commission’s staff conducted in 2004 and 2007, and scheduled for July-August, 2008); (ii) any Liability for monetary fines, awards, judgments or penalties payable to a Governmental Authority arising out of, resulting from, or relating to any deficiency or other matter identified or arising in connection with any examination contemplated in clause (i); or (iii) any amounts (or the value of any vouchers, credits or similar items) reimbursed, contributed or otherwise paid or remitted to, or for the benefit of, any Reorganizing Fund or its shareholders (or former shareholders) at the direction of, or pursuant to (or in anticipation of) an order, settlement or other agreement entered into with, a Governmental Authority arising out of, resulting from, or relating to any deficiency or other matter identified or arising in connection with any examination contemplated in clause (i).

“Relevant Period” means:

(a) When calculating Net Investment Advisory Revenue or Anniversary Date Contingent Payment CAGR for purposes of Anniversary Date Contingent Payments to be made after an Anniversary Date, the period of time beginning on, in the case of the First Anniversary Date Contingent Payment, the day after the Closing, and, in the case of any other such Anniversary Date Contingent Payments, the day after the last Anniversary Date, and ending on the next Anniversary Date; and

(b) When calculating Net Investment Advisory Revenue or Run Rate Net Investment Advisory Revenue for purposes of the Lump-Sum Contingent Payments, the last full calendar month prior to Third Anniversary Date or the Fourth Anniversary Date, as applicable.

“Reorganization Agreements” is defined in the recitals to this Agreement.

“Reorganizations” is defined in Section 2.2 of this Agreement.

“Reorganizing Funds” is defined in the recitals to this Agreement.

“Reorganizing Funds Team” means the members of the investment management team of Adviser that become employees of Federated as of the Closing.

“Retained Liabilities” include all Liabilities of the Adviser, whether existing prior to, at or after the Closing, or arising out of, resulting from or relating to, actions, omissions, events or periods of time occurring, or the operation of the Adviser, prior to, at or after the Closing. Without limiting the foregoing, “Retained Liabilities” shall include any Liabilities of Adviser arising out of, resulting from or relating to (i) the Adviser’s management of the Reorganizing Funds’ portfolios, (ii) provision of any other services to the Reorganizing Funds, (iii) any Litigation against the Adviser or any Affiliate of the Adviser (including any Regulatory Litigation Matter), (iv) Taxes, (v) Intellectual Property (including Reorganizing Fund names, service marks and logos), and (vi) any salary, bonus, vacation, or employee benefit plan obligations, severance or change in control payments, or other Liabilities owing to any employee of the Adviser that becomes an employee of Federated (or a designated Affiliate of Federated) upon the Closing relating to such employee’s employment with, or severance from, the Adviser.

“Run Rate Net Investment Advisory Revenue” means the annualized (i.e., actual/365 days) Net Investment Advisory Revenue for the Relevant Period ending prior to the Third Anniversary Date or the Fourth Anniversary Date, as applicable.

“SAI” means the statement of additional information of the Reorganizing Funds or Surviving Funds, as the case may be.

“Second Anniversary Date” means the date that is two (2) Fiscal Years after the Closing Date.

“Second Anniversary Date Contingent Payment” means the greater of (1) $0 and (2) an amount equal to:

(a)(i) $0, if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is equal to or less than 0.00%;

(ii) A pro rata portion of $50,430,000 if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is greater than 0.00% but less than 20.00%, with such pro rata portion being determined by multiplying (i) $50,430,000, times (ii) an amount equal to the Anniversary Date Contingent Payment CAGR divided by 20.00%; or

(iii) $50,430,000 if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is equal to or greater than 20.00%;

minus,

(b) The First Anniversary Date Contingent Payment.

“Sixth Anniversary Date” means the date that is six (6) Fiscal Years after the Closing Date.

“Special Incentive Plan” means that certain Federated Investors, Inc. Special Incentive Plan for certain Reorganizing Funds Team members that become employees of Federated as of the Closing for certain specified periods after the Closing, in a form acceptable to Federated and substantially in the form previously provided to Adviser, subject to any changes in such plan as contemplated by Section 6.11 of this Agreement.

“Starting Fund Revenue” means $15,786,000.

“Stated Liabilities” means those accrued Liabilities reflected in the books and records and net asset value of a Reorganizing Fund at Closing.

“Surviving Funds” is defined in the recitals to this Agreement and, from and after the Closing, means the funds surviving the Reorganizations of the Reorganizing Funds.

“Tax” or “Taxes” means any federal, state, territorial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, custom, duty, stamp, occupation, premium, profits, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax, or similar fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic, foreign or otherwise.

“Tax Claim” means any action or claim for Losses brought or asserted arising out of, resulting from, or relating to: (a) any breach of or inaccuracy in any Tax Representation; (b) as applicable, any breach of or failure to perform under Section 6.1.3 of this Agreement; (c) for purposes of Sections 10.1 and 10.4, any Taxes asserted or assessed against, or payable by or in respect of, the Adviser, the Owners, or any of their respective Affiliates, or any Reorganizing Fund or any Affiliate of any Reorganizing Fund (including any Taxes or other Liabilities arising out of, resulting from or relating to any matter disclosed on Schedule 3.2.3 or Schedule 3.2.4), and in all cases not otherwise constituting a Stated Liability.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed with any Governmental Authority, domestic, foreign or otherwise, relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Tax Representations” is defined in Section 8(a)(iii) of this Agreement.

“Tenth Anniversary Date” means the date that is ten (10) Fiscal Years after the Closing Date.

“Third Anniversary Date” means the date, which is three (3) Fiscal Years after the Closing Date.

“Third Anniversary Date Contingent Payment” means the greater of (1) $0 and (2) an amount equal to:

(a)(i) $0, if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is equal to or less than 0.00%;

(ii) A pro rata portion of $75,645,000 if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is greater than 0.00% but less than 20.00%, with such pro rata portion being determined by multiplying (i) $75,645,000, times (ii) an amount equal to such Anniversary Date Contingent Payment CAGR divided by 20.00%; or

(iii) $75,645,000 if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is equal to or greater than 20.00%;

minus,

(b) The sum of (i) the First Anniversary Date Contingent Payment and (ii) the Second Anniversary Date Contingent Payment.

“Tice” is defined in the recitals to this Agreement.

“Tice Management” is defined in the recitals to this Agreement.

“Title Representation” is defined in Section 8(a)(ii) of this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Reorganization Agreements.

“Transaction Costs” is defined in Section 6.3 of this Agreement.

“Year 3 Lump-Sum Contingent Payment” means an amount equal to:

(a) $0, if the Lump-Sum Contingent Payment CAGR determined as of the Third Anniversary Date is equal to or less than 20.00%; or

(b) A pro rata portion of $11,630,000 if the Lump-Sum Contingent Payment CAGR determined as of the Third Anniversary Date is greater than 20.00% but less than 30.00%, with such pro rata portion being determined by multiplying (i) $11,630,000 times (ii) the quotient of (A) an amount equal to (x) such Lump-Sum Contingent Payment CAGR, minus (y) 20%, divided by (B) 10%; or

(c) $11,630,000 if the Lump-Sum Contingent Payment CAGR determined as of the Third Anniversary Date is equal to or greater than 30.00%.

“Year 4 Lump-Sum Contingent Payment” means the greater of (1) $0 and (2) an amount equal to:

(a)(i) $0, if the Lump-Sum Contingent Payment CAGR determined as of the Fourth Anniversary Date is equal to or less than 20.00%; or

(ii) A pro rata portion of $17,450,000 if the Lump-Sum Contingent Payment CAGR determined as of the Fourth Anniversary Date is greater than 20.00% but less than 30.00%, with such pro rata portion being determined by multiplying (i) $11,630,000 times (ii) the quotient of (A) an amount equal to (x) such Lump-Sum Contingent Payment CAGR, minus (y) 20%, divided by (B) 10%; or

(iii) $17,450,000 if the Lump-Sum Contingent Payment CAGR determined as of the Fourth Anniversary Date is equal to or greater than 30.00%;

minus,

(b) The Year 3 Lump-Sum Contingent Payment.

1.2 Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Section refers to the corresponding Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The words “include” and “including” in this Agreement are to be construed as being followed by “without limitation.” This Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Applicable Law will be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof or as of the Closing Date (as applicable). All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP. The word “or” in this Agreement is disjunctive but not necessarily exclusive (and should be construed, accordingly, as “and/or”). All words in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless specifically provided otherwise in this Agreement, any reference to “days” shall mean calendar days.

SECTION 2. PURCHASE AND SALE OF ASSETS; THE REORGANIZATIONS

Subject only to satisfying the conditions set forth in Section 7 of this Agreement:

2.1 Sale and Purchase of the Acquired Assets. At Closing, the Adviser shall sell, transfer, convey, assign and deliver to Federated (or to any Affiliates of Federated designated by Federated), and Federated (through its designated Affiliates) shall purchase or acquire from the Adviser, all right, title and interest of the Adviser in and to (a) all goodwill of the Adviser related to the Business and (b) the other assets specified on Schedule 2.1 to this Agreement (the assets described in the preceding clauses (a) and (b) are referred to collectively as the “Acquired Assets”), in each case free and clear of all Encumbrances.

2.2 The Reorganizations. Without limitation of the other covenants of the Adviser herein, from the execution of this Agreement through the earlier of the Closing or any termination of this Agreement pursuant to Section 9 hereof, the Adviser shall use commercially reasonable efforts to cause the Reorganizing Funds to be reorganized into the Surviving Funds pursuant to the Reorganization Agreements (the “Reorganizations”).

2.3 Consideration. In addition to the mutual covenants set forth herein, in consideration of the sale and transfer of the Acquired Assets to Federated in accordance with this Agreement, and subject to the terms and conditions in this Agreement, Federated shall bear its portion of the Transaction Costs as contemplated in Section 6.3 hereof, and:

2.3.1 Closing Payment. Federated shall pay to the Adviser, upon the confirmation of a successful Closing and conversion, an amount equal to forty-three million dollars ($43,000,000) (the “Closing Payment”).

2.3.2 Contingent Payments.

(a) On or before the 90th day after the First Anniversary Date, Federated shall pay the Adviser the First Anniversary Date Contingent Payment that has been earned, if any.

(b) On or before the 90th day after the Second Anniversary Date, Federated shall pay the Adviser the Second Anniversary Date Contingent Payment that has been earned, if any.

(c) On or before the 90th day after the Third Anniversary Date, Federated shall pay the Adviser the Third Anniversary Date Contingent Payment that has been earned, if any, and the Year 3 Lump-Sum Contingent Payment that has been earned, if any.

(d) On or before the 90th day after the Fourth Anniversary Date, Federated shall pay the Adviser the Fourth Anniversary Date Contingent Payment that has been earned, if any, and the Year 4 Lump-Sum Contingent Payment that has been earned, if any.

In no event may the Anniversary Date Contingent Payments exceed $82,000,000 in the aggregate. In no event may the Lump-Sum Contingent Payments exceed $17,450,000 in the aggregate. In no event may the Aggregate Purchase Price Consideration paid by Federated to Adviser pursuant to Sections 2.3.1 and 2.3.2 exceed $142,450,000. Illustrative examples of the Contingent Payment calculations are set forth in Exhibit 4 to this Agreement.

2.3.3 Payment Mechanics.

(a) All payments required to be made under this Section 2.3 shall be made by wire transfer of immediately available funds to an account specified in writing by the Adviser to Federated not less than three (3) Business Days prior to the date on which such payment is due.

(b) If any payment required to be made under this Section 2.3 is due to be paid on a date that is not a Business Day, then such payment shall be made on the next Business Day following such date.

(c) Federated shall prepare in good faith and deliver to the Adviser within 45 days after each Anniversary Date a statement, together with reasonable supporting documentation, setting forth Federated’s calculation of the Contingent Payment(s) to be determined as of such Anniversary Date or, if no such payment is due, the calculation supporting the absence of such a payment (each an “Contingent Payment Statement”).

(d) Federated shall cause Federated’s counsel and accountants, and seek to cause each Surviving Fund’s investment adviser, counsel and accountants, to give the Adviser and its representatives, counsel and accountants, reasonable access to Federated’s and each Surviving Fund’s books, records and personnel needed to enable the Adviser to review on a fully-informed basis each Contingent Payment Statement.

(e) As soon as practicable, but not later than 30 days after receiving a Contingent Payment Statement from Federated, the Adviser shall notify Federated of any dispute with respect to the calculation of any Contingent Payment specifying the dispute in reasonable detail. If Adviser does not notify Federated of a dispute within this 30-day period, or if the Adviser notifies

Federated that the Adviser agrees with Federated’s calculations, then Federated’s calculations as delivered to the Adviser shall be final and binding.

(f) If the Adviser timely notifies Federated of a dispute pursuant to Section 2.3.3(e), and the dispute is not resolved within ten (10) days after the date of such notice:

(i) Federated shall make the undisputed portion of the Contingent Payment no later than the later of (A) the date on which the Contingent Payment is due, or (B) the date which is eleven (11) days after the date on which Adviser timely notifies Federated of a dispute pursuant to Section 2.3.3(e) (or such later date mutually agreed upon by Federated and the Adviser);

(ii) The Adviser or Federated, upon notice to the other, may require that the dispute shall be referred for resolution to an accounting firm agreed upon at the time by the Adviser and Federated, provided that if the Adviser and Federated cannot so agree each of them shall select an accounting firm, and those firms shall designate a third firm to resolve the dispute (the firm so agreed or designated, “Neutral Accounting Firm”);

(iii) If the Adviser or Federated requires the dispute to be referred to the Neutral Accounting Firm, the Adviser and Federated shall use their commercially reasonable efforts to cause the Neutral Accounting Firm to issue within 30 days after its selection a written report stating its resolution of the dispute selecting either Federated’s determination of the applicable Contingent Payment (or disputed portion thereof), the Adviser’s determination of the applicable Contingent Payment (or disputed portion thereof) or an amount in between the two;

(iv) If the Adviser or Federated requires the dispute to be referred to the Neutral Accounting Firm, upon the Neutral Accounting Firm issuing its written report, the amount of applicable Contingent Payment (or disputed portion thereof) determined by the Neutral Accounting Firm shall be final and binding;

(v) Upon the disputed portion of any applicable Contingent Payment being determined in accordance with this Section 2.3.3(f), Federated shall pay any additional amount owing to the Adviser within five (5) Business Days after the Neutral Accounting Firm issues its final and binding written report; and

(vi) If the Adviser or Federated requires the dispute to be referred to the Neutral Accounting Firm: (A) the Adviser shall pay the Neutral Accounting Firm’s fees and expenses if the Neutral Accounting Firm agrees with Federated’s determination of the applicable Contingent Payment (or disputed portion thereof); (B) Federated shall pay the Neutral Accounting Firm’s fees and expenses if the Neutral Accounting Firm agrees with the Adviser’s determination of the applicable Contingent Payment (or disputed portion thereof); and (C) the Adviser and Federated shall each pay one-half of the Neutral Accounting Firm’s fees and expenses if the Neutral Accounting Firm fails to agree with either the Adviser’s or Federated’s determination of the applicable Contingent Payment (or disputed portion thereof).

2.4 Closing Date. The closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Federated, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779, on the first Friday (which is a Business Day and which is not the last Friday of the month) that is at least two (2) Business Days following the satisfaction or waiver of all conditions to the consummation of the Transactions contemplated by the Agreement and the Reorganization Agreements (other than those conditions which can only be fulfilled at the Closing) (the “Closing Date”), provided, however, that the Closing may occur at such other time, date and place as Federated and the Adviser may agree. Subject to the provisions of Section 9 below, failure to consummate the purchase and sale provided for in this Agreement on the date, time and place determined pursuant to the foregoing provisions of this Section 2.4 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement; provided, however, that (i) such failure occurred despite good faith efforts of the Parties to this Agreement, and (ii) the Closing occurs on the next Friday (which is a Business Day and which is not the last Friday of the month) after the date of such failure to close. The effective time of the closing of the Transactions contemplated by the Reorganization Agreements shall be as set forth in the Reorganization Agreements.

2.5 Liabilities. The Adviser shall retain at Closing all Retained Liabilities. Prior to the Closing, the Adviser shall assume all Pre-Closing Fund Liabilities (which do not include the Stated Liabilities that will be assumed by the Surviving Funds pursuant to the Reorganization Agreements). Neither Federated nor any of its Affiliates, including the Surviving Funds, nor any director, trustee, officer, employee, agent or other representative of any of them, shall hereby assume, or otherwise hereby become liable for, any Liabilities of or relating to the Adviser or the Reorganizing Funds, including Retained Liabilities and Pre-Closing Fund Liabilities (except, with respect to the Surviving Funds, for the Stated Liabilities that are assumed by the Surviving Funds pursuant to the Reorganization Agreements).

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE ADVISER

3.1 Representations and Warranties of the Adviser. The Adviser (and, as applicable, each Owner) represents and warrants to Federated as follows:

3.1.1 Incorporation and Qualification.

(a) Each of the Adviser and Tice Management is duly organized and presently existing under the laws of the jurisdiction in which it is organized. Each of the Adviser and Tice Management have the requisite power and authority to conduct its business as currently conducted and to own, lease and operate the properties and assets used in connection therewith. Each of the Adviser and Tice Management are duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Business. Tice Management is not a public company under the 1934 Act and does not file annual reports on Form 10-K, or other reports, registration statements, definitive proxy statements or information statements under the 1933 Act or under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act.

(b) Except as set forth on Schedule 3.1.1(b), neither the Adviser nor any Owner owns or controls, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests of any Person, other than the Adviser, engaged in the business of providing investment advisory or investment management services to registered investment companies.

(c) Any Persons constituting, as of the date of this Agreement, Non-Compete Parties under clause (b)(ii) of the definition of “Non-Compete Parties” in Section 1.1 of this Agreement are set forth on Schedule 3.1.1(c) to this Agreement.

3.1.2 Authority.

(a) The Adviser has full limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder, and to carry out the Transactions contemplated hereby. The Adviser has taken all corporate and other action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement, and no further limited liability company, member, manager, or other action or proceeding on the part of the Adviser is necessary to authorize this Agreement and consummate the Transactions. This Agreement has been duly executed and delivered by the Adviser, and is a valid and legally binding agreement and obligation of the Adviser, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. Nothing under any Applicable Law applicable to Windward Capital, LLC, a U.S. Virgin Islands limited liability company, (including any series of membership interests of such limited liability company), nor under any Governing Document or Contract of or applicable to Windward Capital, LLC (including any series thereof) or to which it or its assets (in each case including any series thereof) is bound or subject, has or will have any adverse impact on the authority of Adviser to enter into this Agreement, or on the enforceability of this Agreement against the Adviser, as contemplated in this Section 3.1.2(a).

(b) Tice has the capacity to execute, deliver and enter into this Agreement, and to perform the obligations under this Agreement applicable to such Owner. Tice Management has full limited liability company power and authority to execute, deliver and enter into this Agreement and to perform the obligations under this Agreement applicable to such Owner. Tice Management has taken all limited liability company and other action necessary to be taken by it to authorize the execution and delivery of this Agreement, and its performance of the obligations under this Agreement applicable to such Owner, and no further limited liability company, member, manager, or other action or proceeding on the part of such Owner is necessary to authorize this Agreement. No other action on the part of any Owner is required for the consummation of the Transactions. This Agreement has been duly executed and delivered by the Owners. This Agreement is a valid and legally binding agreement and obligation of the Owners, and the obligations under this Agreement applicable to the Owners are enforceable against the Owners in accordance with the terms of such obligation, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. Nothing under any Applicable Law applicable to Windward Capital, LLC, a U.S. Virgin Islands limited liability company, (including any series of membership interests of such limited liability company), nor under any Governing

Document or Contract of or applicable to Windward Capital, LLC (including any series thereof) or to which it or its assets (in each case including any series thereof) is bound or subject, has or will have any adverse impact on the capacity or authority (as applicable) of any Owner to enter into this Agreement, or on the enforceability of this Agreement against the Adviser, as contemplated in this Section 3.1.2(b).

3.1.3 No Violations. The execution, delivery and performance of this Agreement will not breach or violate any provision of any Governing Document of the Adviser or Tice Management, nor the terms of any material Contract or Applicable Law to which the Adviser or any Owner is subject or by which Adviser or any Owner is obligated or any of their properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or (b) the Business.

3.1.4 No Convictions, Sanctions or Other Violations. Neither the Adviser nor any Affiliated Person of the Adviser has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, nor has any Affiliated Person of the Adviser been subject, or is presently subject, to any injunction or Commission order that would prevent such Person from acting or serving as an investment adviser, underwriter, broker-dealer, employee, officer, trustee or director of an investment company under Sections 9(a)(2) or 9(b) of the 1940 Act, and there is no proceeding or investigation pending or, to Adviser’s or the Owners’ Knowledge, threatened, that is reasonably likely to become the basis for any such injunction or Commission order.

3.1.5 Governmental/Regulatory Approvals; Stockholder and Other Consents. Except for the approval of the Transactions by Prudent Bear Funds, Inc.’s Board and the shareholders of each Reorganizing Fund (the “Fund Approvals”), and the Consent contemplated in Section 7.1(b) of this Agreement, none of the Adviser, Prudent Bear Funds, Inc., or the Reorganizing Funds, or any Affiliate of any of them, are required to submit, give or obtain any Consent to or from any Governmental Authority, the shareholders or trustees of the Reorganizing Funds or any other Person in connection with the execution, delivery and performance by any of them of this Agreement, the Reorganization Agreements or the consummation of the Transactions.

3.1.6 Litigation. Except as disclosed on Schedule 3.1.6, no Litigation is pending or, to Adviser’s or the Owners’ Knowledge, threatened against or relating to (a) the Adviser or any Owner in connection with the Acquired Assets or the Business, (b) this Agreement or the Transactions, including any Litigation that seeks to delay, hinder, or prohibit execution of this Agreement or the consummation of the Transactions.

3.1.7 Compliance. The Adviser and the Owners have (except as disclosed on Schedule 3.1.7) complied and are in compliance in all material respects with all Applicable Law (including those Applicable Laws (such as, for example and without limitation, Section 206 of the Advisers Act, Section 36 of the 1940 Act, and the regulations promulgated thereunder) governing or imposing fiduciary duties) relating to the Business and the Reorganizing Funds. The Adviser and the Owners have complied and are in compliance in all material respects with the provisions of all applicable Contracts, investment policies and restrictions relating to the Business or to which Prudent Bear Funds, Inc. or any Reorganizing Fund is designated a party or to which any of them is subject. The Adviser possesses all material Consents required under any Applicable Law to conduct the Business as previously and currently conducted and to transact business with the Reorganizing Funds, and is in material compliance with all such Consents and all Applicable Law. The Adviser and the Owners are not aware of any facts and do not have Knowledge of any information that, with or without the passage of time, is likely to result in any material non-compliance by the Adviser the Owners, Prudent Bear Funds, Inc. or any Reorganizing Fund with any of the foregoing.

3.1.8 No Undisclosed Liabilities. Except as disclosed on Schedule 3.1.8, neither the Adviser nor the Owners have any Liabilities of any nature arising out of or relating to the Business or any Acquired Asset, other than Liabilities that, in the case of Liabilities of the Adviser, (i) were incurred in the ordinary course of business consistent with past practice, (ii) individually and in the aggregate are not material to the Business and have not had or resulted in, and will not have or result in, a material adverse effect on the Business, and (iii) do not and will not materially impair the ability of the Adviser, any Owner or any Reorganizing Fund to perform its respective obligations hereunder or under the Reorganization Agreements.

3.1.9 Title to Acquired Assets. Adviser has good and marketable title to each of the Acquired Assets free and clear of any Encumbrances and, after the Closing, Federated (or its designated Affiliates) will have good and marketable title to each of the Acquired Assets free and clear of any Encumbrances (other than Encumbrances created as a result of an action or omission of Federated (or its designated Affiliates) and not existing at, or relating to any action, omission, event or period of time prior to, the Closing). For the avoidance of doubt, the Adviser owns the rights to the names, service marks, logos and other Intellectual Property used in connection with any Reorganizing Fund included on Schedule 3.1.11 and, in addition to other Acquired Assets listed on Schedule 2.1, the Acquired Assets include (i) any Investment Model and all Intellectual Property comprising any such Investment Model, and all Contracts relating to any such Investment Model or Intellectual Property, and (ii) any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.11 that is owned by Adviser and all Contracts relating to such Intellectual Property. After the Closing, Adviser shall have no further rights, title and interest in, to or under, or to utilize, any Acquired Asset (including any name, service mark or logo included in the Acquired Assets). Neither Owner, nor any other Person (other than Adviser), has any rights, title or interests in, to or under the Acquired Assets.

3.1.10 Taxes of Adviser. All Tax Returns with respect to Taxes assessed or assessable against or otherwise relating to the Acquired Assets or the Business that are or have been required to be filed (or will be required to be filed for periods prior to the Closing) have been (or will be) duly and timely filed. All Taxes of any kind, for all periods covered by such Tax Returns or portions thereof ending through the date hereof, and through the Closing, assessed or assessable against or otherwise relating to the Acquired Assets or the Business have been (or will be) duly and timely paid in full.

3.1.11 Intellectual Property.

(a) Schedule 3.1.11 hereto sets forth a true, accurate and complete list of all Intellectual Property required to be owned, licensed or used in connection with the management of the Reorganizing Funds (including the names, service marks and logos for the Reorganizing Funds) or the operation of the Business, including any investment model, strategy or process utilized to manage the Reorganizing Funds or to operate the Business (the “Investment Models”), and all written Contracts (and a description of any oral Contracts) relating to Intellectual Property which the Adviser owns, uses or licenses in connection with the management of the Reorganizing Funds or the operation of the Business. Adviser has taken all necessary action to maintain and protect the Intellectual Property that it owns or uses to manage the Reorganizing Funds or otherwise operate the Business.

(b) Except as disclosed on Schedule 3.1.11 Adviser owns all of the Intellectual Property disclosed or required to be disclosed on Schedule 3.1.11, and Adviser’s ownership is free and clear of all Encumbrances. If any Intellectual Property disclosed or required to be disclosed on Schedule 3.1.11 is (i) not owned by Adviser, Adviser shall obtain a license or other right for Federated to utilize such Intellectual Property (on terms reasonably satisfactory to Federated) prior to the Closing (unless such Intellectual Property constitutes “off the shelf” software that is commercially available), or (ii) owned by Adviser and subject to an Encumbrance, Adviser shall remove such Encumbrance prior to the Closing.

(c) Adviser owns and possesses all right, title and interest in any Investment Model, and any Intellectual Property comprising the Investment Model, and all Contracts relating to any such Investment Model or Intellectual Property, free and clear of all Encumbrances.

(d) Adviser has not licensed to any other Person, or authorized any other Person to use, the Investment Model or any Intellectual Property comprising the Investment Model, or any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.11 that is owned by Adviser.

(e) Except as set forth on Schedule 3.1.11 hereto:

(i) To the Adviser’s or the Owners’ Knowledge, (A) the Adviser’s ownership and use of the Investment Model and any Intellectual Property comprising the Investment Model, or the Adviser’s ownership or use of any other Intellectual Property (whether or not disclosed or required to be disclosed on Schedule 3.1.11), including the names, service marks and logos for the Reorganizing Funds, does not misappropriate, violate, interfere with, infringe, or otherwise conflict with any proprietary or intellectual property rights of any Person or violate Applicable Law, and neither the Adviser nor any Owner has received any written, or oral, charge, complaint, claim, letter, demand or notice alleging any such misappropriation, violation, interference, infringement or conflict (including any of the foregoing alleging that the Adviser must license or refrain from using any intellectual property rights of any Person), and (B) there is no actual or alleged or occurring infringement, misappropriation or unlawful or unauthorized use of any Intellectual Property included in the Acquired Assets, including the names, service marks and logos for the Reorganizing Funds;

(ii) No complaint or claim, action, suit, proceeding, hearing, investigation, charge, demand, or other Litigation is pending, or, to the Adviser’s or the Owners’ Knowledge, threatened, against the Adviser by any Person (A) regarding Adviser’s ownership, licensing or use of any Intellectual Property owned or used by the Adviser (whether or not disclosed or required to be disclosed on Schedule 3.1.11), including the names, service marks and logos for the Reorganizing Funds, or (B) challenging or questioning the validity, use, enforceability, or effectiveness (as applicable) of (or alleging infringement, misappropriation or other violation of intellectual property rights relating to) the Investment Model or any Intellectual Property comprising the Investment Model, or any other Intellectual Property owned, licensed or used by the Adviser (whether or not disclosed or required to be disclosed on Schedule 3.1.11), including the names, service marks and logos for the Reorganizing Funds, or any Contract relating to the Investment Model, any Intellectual Property comprising the Investment Model, or such other Intellectual Property;

(iii) The Adviser is not subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the ownership, use or transfer of the Investment Model, any Intellectual Property comprising the Intellectual Property, or any other Intellectual Property included in the Acquired Assets, including the names, service marks and logos for the Reorganizing Funds, or any Contracts relating to such Investment Model or Intellectual Property, or which may effect the validity, use, enforceability or effectiveness of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property included in the Acquired Assets, including the names, service marks and logos for the Reorganizing Funds, or any Contracts relating to such Investment Model or Intellectual Property;

(iv) The Adviser has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with the Investment Model, the Intellectual Property comprising the Investment Model, or any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.11 or included in the Acquired Assets, including the names, service marks and logo for the Reorganizing Funds;

(v) No loss or expiration of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.11 or included in the Acquired Assets, including the names, service marks, and logos for the Reorganizing Funds, is pending, threatened or reasonably foreseeable; and

(vi) The Adviser has complied with and is presently in compliance with all Applicable Laws applicable to the Investment Model, any Intellectual Property comprising the Investment Model, and any and all other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.11 or included in the Acquired Assets, including the names, service marks and logos for the Reorganizing Funds.

3.2 Representations and Warranties Regarding the Reorganizing Funds. The Adviser, on behalf of the Reorganizing Funds, represents and warrants to Federated as follows:

3.2.1 Authority and Regulation of the Reorganizing Funds.

(a) Each Reorganizing Fund is a legally designated, separate series of Prudent Bear Funds, Inc., a Maryland corporation, duly organized, validly existing and in good standing under the laws of State of Maryland. Prudent Bear Funds, Inc, is registered as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company is in full force and effect as of the date of this Agreement and the Closing. Prudent Bear Funds, Inc., and each Reorganizing Fund, have (or will have, subject to Consents to be obtained prior to the Closing) the requisite power and authority to execute, deliver and perform under the Reorganization Agreements (as applicable), and to consummate the reorganization Transactions contemplated by the Reorganization Agreements (as applicable).

(b) Each Reorganizing Fund is in compliance in all material respects with all Applicable Law, including the 1940 Act, the Advisers Act, the 1933 Act, the 1934 Act, the Code, and all applicable state securities laws and rules.

3.2.2 Compliance. Each Reorganizing Fund has (except as disclosed on Schedule 3.2.2) complied and is in compliance in all material respects with the investment policies and restrictions set forth in its registration statement currently in effect. The value of the net assets of each Reorganizing Fund has been determined and is being determined using portfolio valuation methods that comply in all material respects with the methods described in its registration statement and the requirements of the 1940 Act. The minute books and other similar records of each Reorganizing Fund contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders of each Reorganizing Fund and Prudent Bear Fund, Inc.’s Board, and the stock transfer ledgers and other similar records of each Reorganizing Fund accurately reflect all record transfers in shares of each Reorganizing Fund. There is no Litigation pending or, to the Adviser’s or the Owners’ Knowledge, threatened against any Reorganizing Fund or Prudent Bear Funds, Inc,. that would question the right, power, or capacity of (i) the Adviser or any Reorganizing Fund to conduct its business as conducted now or at any time in the past, (ii) the Adviser to enter into this Agreement or to consummate the Transactions, or (iii) the Reorganizing Funds to enter into the Reorganization Agreements or to consummate the Transactions.

3.2.3 Tax Qualification. Each Reorganizing Fund is qualified, and, except as disclosed on Schedule 3.2.3 has been qualified for all taxable years during which it has conducted business, as a Regulated Investment Company.

3.2.4 Taxes. To Adviser’s or the Owners’ Knowledge, all Tax Returns with respect to Taxes of, or assessed or assessable against or otherwise relating to, any Reorganizing Fund that are or have been required to be filed (or will be required to be filed for periods prior to the Closing) have been (or will be) duly and timely filed. All such Tax Returns, or related reports, correctly reflect (or will correctly reflect when filed prior to the Closing) the facts regarding the income, business, assets, operations, activities, and filing status of each Reorganizing Fund and any other information required to be shown thereon, and to the best of the Adviser’s or the Owners’ Knowledge, no such Tax Return, or related report, is under audit currently (or as of the Closing Date) and no assessment has been proposed or asserted (during any period prior to the Closing) with respect to any such Tax Return or related report. To Adviser’s or the Owners’ Knowledge, all Taxes of any kind for all periods covered by such Tax Returns or portions thereof ending through the date hereof (or the Closing Date) have been (or will be) duly and timely paid in full (or adequate provision for such has been made in its financial statements in accordance with GAAP). Except as set forth on Schedule 3.2.4, to the Adviser’s or the Owners’ Knowledge, there are no uncertain tax positions in any income or excise Tax Returns for any open Tax periods that would result in a change to any Reorganizing Fund’s (or, after the reorganization Transaction, any Surviving Fund’s) net asset value.

3.2.5 Affiliate Contracts. Except for the Contracts identified on Schedule 3.2.5, full and complete copies of which have been delivered to Federated, neither Prudent Bear Funds, Inc. nor any Reorganizing Fund are parties to or subject to any Contract with the Adviser or any Affiliate thereof. There does not exist under such Contracts any material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of the Adviser, Prudent Bear Funds, Inc. or any Reorganizing Fund or, to the Adviser’s or the Owners’ Knowledge, any other Person. The conversion of David W. Tice & Associates, Inc., a Texas corporation, into the Adviser, a Delaware limited liability company, was consummated in accordance with all Applicable Laws (including Texas and Delaware Applicable Laws applicable to such conversions), the Contracts to which David W. Tice & Associates, Inc. was a party or bound (including all advisory Contracts relating to the Reorganizing Funds) at the time of such conversion transaction, and all rights and Liabilities thereunder, became Contracts, rights and Liabilities, of the Adviser by operation of law and such Contracts became binding on the Adviser such that the Adviser has been since such conversion transaction was consummated, and currently is, the investment adviser to the Reorganizing Funds, and there was not, as a result of such conversion transaction or otherwise, any change in actual control or management of the investment adviser to the Reorganizing Funds as interpreted under Rule 2a-6 under the 1940 Act. All investment advisory and related services have been (and will continue to be prior to the Closing) rendered to any Reorganizing Fund pursuant to Contracts that were approved by Prudent Bear Funds, Inc.’s Board and, to the extent required by Applicable Law, the holders of shares of beneficial interest in each Reorganizing Fund in accordance with all Applicable Law, including the 1940 Act.

3.2.6 Third Party Contracts. Schedule 3.2.6 sets forth a list of all Contracts to which each Reorganizing Fund is a party (except for any Contracts with the Adviser or any Affiliate of the Adviser identified on Schedule 3.2.5). Except as set forth on Schedule 3.2.6, neither Prudent Bear Funds, Inc. nor any Reorganizing Fund are party to or subject to any Contract with a third party which is in material violation, breach or event of default, or with respect to which an event or condition has occurred that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of any Reorganizing Fund, Prudent Bear Funds, Inc. or, to the Adviser’s or the Owners’ Knowledge, any other Person.

3.2.7 Litigation. Except as set forth on Schedule 3.2.7, no Litigation is pending, or to the Adviser’s or the Owners’ Knowledge, threatened against or affecting Prudent Bear Funds, Inc. or any Reorganizing Fund or the properties, assets or business of Prudent Bear Funds, Inc. or any Reorganizing Fund before any Governmental Authority.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF FEDERATED

4.1 Representations and Warranties of Federated.

Federated represents and warrants to the Adviser as follows:

4.1.1 Incorporation and Qualification. Federated is a corporation duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania. Federated has the requisite corporate power and authority to conduct its business as currently conducted and to own, lease, and operate the properties and assets used in connection therewith. Federated is duly qualified or licensed to do business and is in good standing in every jurisdiction where its respective business so requires, except for such failures to qualify or be licensed as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the business operations of Federated.

4.1.2 Authority. Federated has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to carry out the Transactions contemplated hereby. Federated has taken all corporate or other action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement, and no further corporate, shareholder, or other action or proceeding on the part of Federated is necessary to authorize this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Federated and is a valid and legally binding agreement and obligation of Federated enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.

4.1.3 No Violations. The execution, delivery and performance of this Agreement will not breach or violate any provision of the Governing Documents of Federated, nor the terms of any material Contract or Applicable Law to which Federated is subject or by which it is obligated or its properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, affect the validity or enforceability of this Agreement.

4.1.4 No Convictions, Sanctions or Other Violations. Neither Federated nor any Affiliated Person of Federated has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, nor has any Affiliated Person of Federated been subject, or is presently subject, to any injunction or Commission order that would prevent such person from acting or serving as an investment adviser, underwriter, broker-dealer, employee, officer, trustee or director of an investment company under Sections 9(a)(2) or (b) of the 1940 Act and, except as publicly disclosed by Federated, there is no proceeding or investigation pending or, to Federated’s Knowledge, threatened, that is reasonably likely to become the basis for, any such injunction or Commission order.

4.1.5 Governmental/Regulatory Approvals; Other Consents. Except for the approvals of the Transactions by Federated’s Board which have been obtained on or prior to the date of this Agreement, the approvals of the reorganization Transaction by the Surviving Funds’ Board, the Consent contemplated in Section 7.1(b) of this Agreement, the Consents required to be obtained in connection with the creation, registration and organization of the Surviving Funds, and the filing and effectiveness of the proxy/registration statement(s) on Form N-14, Federated is not required to submit, give or obtain any Consent to or from any Governmental Authority, the shareholders or trustees of the Surviving Funds or any other Person in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transactions.

4.1.6 Litigation. No Litigation is pending or, to Federated’s Knowledge, threatened against or relating to Federated that seeks to delay, hinder, or prohibit execution of this Agreement or the consummation of the Transactions.

4.1.7 Compliance. Federated, through its advisory subsidiaries, is (or will be when the Surviving Funds are created, registered and organized prior to Closing) in compliance, in all material respects, with all Applicable Law relating to the management of the Surviving Funds. Federated, through its advisory subsidiaries, is (or will be when the Surviving Funds are created, registered and organized prior to Closing) in compliance with the material provisions of applicable Contracts, investment policies, and restrictions of the Surviving Funds. Federated and its subsidiary Affiliates possess (or will possess when the Surviving Funds are created, registered and organized prior to Closing) all material Consents required under any Applicable Law to manage the Surviving Funds, and are in material compliance with all such Consents and all Applicable Law. Federated is not aware of any facts and does not have Knowledge of any information that, with or without the passage of time, is likely to result in any material non-compliance by it or the Surviving Funds with any of the foregoing.

4.2 Representations and Warranties Regarding the Surviving Funds.

Federated, on behalf of the Surviving Funds, represents and warrants to the Adviser as follows:

4.2.1 Authority and Regulation of the Surviving Funds.

(a) Each Surviving Fund is (or will be when created, registered and organized prior to the Closing) a legally designated, separate series of each Federated Trust, each a Massachusetts business trust, duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Each Federated Trust is registered as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company is in full force and effect as of the date of this Agreement and the Closing. Each Federated Trust, and each Surviving Fund has (or will have, subject to the Surviving Funds being created, registered and organized, and subject to the Consents to be obtained prior to the Closing) the requisite power and authority to execute, deliver and perform under the Reorganization Agreements (as applicable), and to consummate the reorganization Transactions contemplated by the Reorganization Agreements (as applicable).

(b) Each Surviving Fund is (or will be when created, registered and organized prior to the Closing) in compliance in all material respects with all Applicable Laws, including the 1940 Act, the Advisers Act, the 1933 Act, the 1934 Act, the Code, and all applicable state securities laws and rules.

4.2.2 Compliance. Each Surviving Fund is (or will be when created, registered and organized prior to the Closing) in compliance in all material respects with the investment policies and restrictions set forth in its registration statement then currently in effect. There is no Litigation pending or, to Federated’s Knowledge, threatened against any Surviving Fund that would question the right, power, or capacity of (i) Federated to enter into this Agreement or to consummate the Transactions, or (ii) the Surviving Fund to enter into the Reorganization Agreements or to consummate the Transactions.

4.2.3 Tax Qualification. Each Surviving Fund is (or will be when created, registered and organized prior to the Closing) qualified as a Regulated Investment Company.

4.2.4 Taxes. To Federated’s Knowledge, all Tax Returns with respect to Taxes of, or assessed or assessable against or otherwise relating to, any Surviving Fund that are required (or will be required when the Surviving Funds are created, registered and organized prior to the Closing) to be filed (or will be required to be filed for periods prior to the Closing) have been (or will be) duly and timely filed. To Federated’s Knowledge, all Taxes for all periods covered by such Tax Returns or portions thereof ending through the date hereof (or the Closing) have been (or will be) duly and timely paid in full (or adequate provision for such will have been made in its financial statements in accordance with GAAP).

4.2.5 Contracts. Any investment advisory-related services that will be rendered to any Surviving Fund prior to Closing will be rendered pursuant to Contracts that will be approved by the Surviving Funds’ Board and shareholder of each Surviving Fund prior to the Closing in accordance with all Applicable Law, including the 1940 Act.

4.2.6 Litigation. No Litigation is pending or, to Federated’s Knowledge, threatened against or affecting any Surviving Fund or the properties, assets or business of any Surviving Fund that would delay, hinder, or prohibit the execution and delivery of the Reorganization Agreements or the consummation of the Transactions.

SECTION 5. BROKERS OR FINDERS

5.1 Federated. Neither of Federated, the Federated Trusts nor the Surviving Funds, nor any Affiliate of any of them, have employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finders’ fees, in connection with this Agreement, the Reorganization Agreements or the Transactions, nor has any broker or finder acted directly or indirectly for Federated, the Federated Trusts or the Surviving Funds, or any Affiliate of any of them, in connection with the Transactions.

5.2 The Adviser. Except as set forth on Schedule 5.2, neither the Adviser, the Owners, the Prudent Bear Funds, Inc. nor the Reorganizing Funds, nor any Affiliate of any of them, have employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finder’s fees, in connection with this Agreement or the Transactions, nor has any broker or finder acted directly or indirectly for the Adviser, the Owners, the Prudent Bear Funds, Inc. or the Reorganizing Funds, or any Affiliate of any of them, in connection with the Transactions. If a broker, financial adviser or finder has been identified on Schedule 5.2 and if any financial advisory fees, finders fees or other Liabilities have been incurred or asserted in connection with this Agreement or the Transactions relating to such broker, financial adviser or finder, any such financial advisory fees, finders fees or other Liabilities shall be the sole responsibility of the Adviser and the Owners and Federated shall not be responsible for any such fees or other Liabilities relating to any such brokers, financial advisers or finders.

SECTION 6. COVENANTS AND AGREEMENTS

6.1 Covenants with Respect to the Reorganizing Funds.

(a) From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, the Adviser shall use the Acquired Assets and conduct the Business and all affairs with each Reorganizing Fund only in the ordinary course and in a manner consistent with its past practices (except to the extent otherwise specifically provided in this Agreement) and Applicable Law. Without limiting the foregoing, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, the Adviser shall:

(i) Not enter into any Contract, or permit any amendment, supplement, waiver or other modification of any Contract necessary for the operation of the Business, or take any action impairing, terminating or waiver any of its rights under such a Contract, in each case except in the ordinary course and in a manner consistent with its past practices (and except to the extent otherwise specifically provided in this Agreement);

(ii) Not sell, transfer, lease, pledge, license, or otherwise dispose of any Acquired Assets;

(iii) Not allow any of the Acquired Assets to become subject to any Encumbrance of any nature that will not be discharged in full prior to the Closing Date;

(iv) Not enter into any transactions with Affiliates relating to the Business, the Acquired Assets, Prudent Bear Funds, Inc. or the Reorganizing Funds;

(v) Not hire, engage, fire, or terminate, or change or otherwise alter the duties, annual compensation, or employee benefit, health, or welfare plans of any member of the Reorganizing Funds Team or any employee of Adviser that have any involvement with the Business, the Acquired Assets, Prudent Bear Funds, Inc. or the Reorganizing Funds (except ordinary course salary increases and bonuses given in terms of timing, qualification and amount consistent with its past practice as well as severance and other bonuses pursuant to agreements with such employees);

(vi) Not settle or compromise any claim, action, proceeding or other Litigation;

(vii) Not terminate any existing property, casualty, errors and omissions, liability, fidelity or other insurance policies or bonds covering the Business, the Acquired Assets, Prudent Bear Funds, Inc. or any Reorganizing Fund;

(viii) Not take (or omit to take, as the case may be) any action where such action (or omission) could reasonably be expected to result in the breach by the Adviser or any Owner of any of their representations, warranties or covenants set forth herein; and

(ix) Not agree or commit to take any of the actions in this Section 6.1(a).

(b) From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, the Adviser shall use commercially reasonable efforts to cause Prudent Bear Funds, Inc., and each Reorganizing Fund to conduct its business only in the ordinary course and in a manner consistent with its past practices (except to the extent otherwise specifically provided in this Agreement) and Applicable Law. Without limiting the foregoing, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, the Adviser shall:

(i) Use commercially reasonable efforts to cause Prudent Bear Funds, Inc. and each Reorganizing Fund:

(A) Not to implement any changes in any Reorganizing Fund’s investment policies and practices without prior consultation with Federated;

(B) Not to enter into any Contract, or permit any amendment, supplement, waiver or other modification of any Contract necessary for the operation of any Reorganizing Fund’s business, or take any action impairing, terminating or waiver any Reorganizing Fund’s rights under such a Contract, in each case except in the ordinary course and in a manner consistent with its past practices, other than the acquisition of “tail” or “run off” insurance coverage for members of the Board of Prudent Bear Funds, Inc. which is either purchased at the expense of the Adviser or otherwise does not appear as a prepaid item or otherwise on the books and records of any Reorganizing Fund at or immediately prior to the Closing (and except to the extent otherwise specifically provided in this Agreement);

(C) Not to enter into any transactions with Affiliates (except in the ordinary course and in a manner consistent with its past practices and Section 17 under the 1940 Act and the rules promulgated thereunder);

(D) Not to hire or engage any employee, independent contractor or service provider, or terminate any service provider to the Prudent Bear Funds, Inc. or any Reorganizing Fund (except, in the case of the termination of any service provider, to the extent otherwise specifically provided in this Agreement);

(E) Not to settle or compromise any claim, action, proceeding or other Litigation;

(F) Not to terminate any existing property, casualty, errors and omissions, liability, fidelity or other insurance policies or bonds covering Prudent Bear Funds, Inc. or any Reorganizing Fund;

(G) Not to take (or omit to take, as the case may be) any action where such action (or omission) could reasonably be expected to result in the breach by the Adviser or any Owner of any of their representations, warranties or covenants set forth herein; and

(H) Not to agree or commit to take any of the actions in this Section 6.1(b)(i).

(ii) Promptly notify Federated of any changes in the policies and practices of each Reorganizing Fund’s investment adviser;

(iii) Not materially change (and shall use commercially reasonable efforts to cause Prudent Bear Funds, Inc. and each Reorganizing Fund not to change) any accounting principles, policies, or practices, or related methodologies, of or relating to Prudent Bear Funds, Inc. or any Reorganizing Fund, except as required by GAAP;

(iv) Not change any fee waiver or expense reimbursement practice or policy with respect to any Reorganizing Fund without providing prior notice to Federated; and

(v) Not to agree or commit to take any of the actions in this Section 6.1(b).

6.1.1 Termination of Existing Agreements. The Adviser shall take, as applicable, all action necessary and appropriate to terminate all Contracts between or among the Adviser and its Affiliates, or any of them, or any other Person, on the one hand, and Prudent Bear Funds, Inc., on behalf of any Reorganizing Fund, on the other, such terminations to be effective as of the Closing.

6.1.2 Trustee Approvals; Shareholder Approvals; Prospectus and Statement of Additional Information Supplements; Information in Registration Statement on Form N-14.

(a) The Adviser and Federated shall cooperate with each other such that Federated, with regard to the Reorganizing Funds and the Surviving Funds, can prepare and file with the Commission one or more proxy statements and registration statements on Form N-14 in order to (i) solicit shareholders of each Reorganizing Fund to approve the applicable Reorganization Agreement, all as consistent with all requirements of the 1940 Act and the 1934 Act applicable to such proxy materials, and (ii) to register on behalf of each Surviving Fund the shares of the Surviving Funds to be issued pursuant to the Reorganization Agreements (as applicable).

(b) The Adviser covenants that any information or data that describes the Adviser, any Owner, Prudent Bear Funds, Inc., or any Reorganizing Fund, or any of their respective Affiliates, or any of their business operations or plans, which is included in any prospectus or SAI supplements or in any registration statement on Form N-14 or any post-effective amendment thereto filed with the Commission after the date of this Agreement and required for any Reorganizing Fund shareholders meeting called for the purpose of obtaining shareholder approval of the Reorganization Agreements (as applicable), and in any other document filed with the Commission or FINRA or any other regulatory body or other Governmental Authority, shall not contain, at the time any such supplements or registration statement on Form N-14 or post-effective amendments thereto become effective, or at the time of such meeting, or at the time such document is furnished to the Commission or FINRA or any other regulatory body or other Governmental Authority, any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they are made.

Federated covenants that any information or data that describes Federated, any Federated Trust or any Surviving Fund, or their respective Affiliates, or any of their respective business operations or plans, which is included in any prospectus or SAI supplements or in any Surviving Fund’s registration statement on Form N-14 or any post-effective amendment thereto filed with the Commission after the date of this Agreement and required for any Reorganizing Fund’s shareholders meeting called for the purpose of obtaining shareholder approval of the Reorganization Agreements (as applicable), and in any other document filed with the Commission or FINRA or any other regulatory body or other Governmental Authority, shall not contain, at the time any such supplements or registration statement on Form N-14 or post-effective amendments thereto become effective, or at the time of such meeting, or at the time such document is furnished to the Commission or FINRA or any other regulatory body or other Governmental Authority, any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made.

(c) Each of the Adviser and Federated acknowledges that Federated and the Adviser intend that the Transactions shall satisfy the applicable requirements of Section 15(f) of the 1940 Act. In this connection, both Federated and the Adviser agree that, for the minimum time periods specified in Section 15(f) of the 1940 Act in respect of transactions that are a subject of Section 15(f) of the 1940 Act, Federated and the Adviser shall use commercially reasonable efforts, subject to their respective fiduciary duties, not to cause (and to prevent their respective Affiliates from causing) a violation of Section 15(f) in connection with the Transactions. Without limiting the foregoing, each of Federated and the Adviser, subject to compliance with its fiduciary duties, shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the trustees of each Surviving Fund to, take (or refrain from taking, as the case may be) such actions as are necessary to ensure that: (i) at least seventy-five percent (75%) of the trustees of each Surviving Fund shall not be “interested persons” (as that term is defined in the 1940 Act) of such Surviving Fund’s investment adviser or the Adviser, or any “interested person” (as that term is defined in the 1940 Act) thereof; (ii) no “unfair burden” (as that term is defined in Section 15(f)(2)(B) of the 1940 Act) shall be imposed as a result of the Transactions; and (iii) each vacancy among the trustees of a Surviving Fund which must be filled by a person who is an interested person neither of such Surviving Fund’s investment adviser nor of the Adviser so as to comply with Section 15(f) of the 1940 Act, as if such Section were applicable to the Transactions, shall be filled by a person who (A) is not an interested person of such Surviving Funds’ investment adviser or of the Adviser and (B) has been selected and proposed for election by a majority of the trustees of such Surviving Fund who are not such interested persons. Federated may elect, in lieu of the covenants set forth in the preceding sentence, to apply for and obtain an exemptive order under Section 6(c) of the 1940 Act from the provisions of Section 15(f)(1)(A) of the 1940 Act, in form and substance reasonably acceptable to the Adviser.

6.1.3 Reorganizing Fund Taxes.

(a) With respect to the Prudent Global Income Fund, the Adviser agrees that it shall file, or cause to be filed, prior to the Closing any and all Tax Returns and reports on Internal Revenue Service Form 1120-RIC (including all forms and schedules necessary for a complete filing, and any comparable returns and reports required by any states) required to be filed by such Reorganizing Fund with respect to any period ending on or prior to the Closing Date. The Adviser also agrees to ensure that all Taxes, fees, assessments, or charges of any kind whatsoever, if any, together with any interest, penalties, additions to Tax, or additional amounts imposed by any taxing authority shall have been paid.

Without limiting the preceding paragraph with respect to the filings and payments to be made prior to the Closing relating to the Prudent Global Income Fund: The Adviser agrees that, with respect to each Reorganizing Fund, it shall file, or cause to be filed, any and all Tax Returns and reports (including, with respect to the Prudent Bear Fund, Internal Revenue Service Form 1120-RIC and, with respect to both Reorganizing Funds, Form 1099, and comparable returns and reports required by any states) required to be filed by any Reorganizing Fund with respect to any period ending on or prior to the Closing Date or, if requested by Federated, for any period ending on or prior to December 31, 2008 (at Adviser’s expense to the extent not already covered by payments made to Reorganizing Fund service providers prior to the Closing). The Adviser also agrees to ensure that all Taxes, fees, assessments, or charges of any kind whatsoever, if any, together with any interest, penalties, additions to Tax, or additional amounts imposed by any taxing authority shall have been paid so far as due or provision has been made for the payment thereof and, if such provision has been made by the Reorganizing Funds, included in the Stated Liabilities and transferred to the Surviving Funds at Closing.

Unless Federated requests Adviser to prepare and file (or cause to be prepared and filed) a Tax Return or report as contemplated above, Federated agrees that it shall file, or cause to be filed, any and all Tax Returns and reports (also including Internal Revenue Service Forms 1120-RIC and 1099 and comparable returns and reports required by any states) required to be filed by any Surviving Fund with respect to any period ending after the Closing Date. Federated also agrees to ensure (i) that all Taxes shown as payable on such Tax Returns are timely paid by the applicable Surviving Fund and (ii) that each Surviving Fund continues to qualify as a Regulated Investment Company after the Closing Date.

(b) The Adviser agrees that it shall ensure that all federal and other Tax Returns and reports of each Reorganizing Fund required by Applicable Law (or Section 6.1.3(a) above) to have been filed by the Closing Date shall have been so filed and all required or reasonably necessary records relating to Taxes with respect to or covering each Reorganizing Fund have been maintained.

(c) Federated and the Adviser shall each assist the other, as may reasonably be requested by either of them, with the preparation of any Tax Return, any financial statement audit, any Tax audit, or any judicial or administrative proceedings or other Litigation relating to any Tax in respect of any Reorganizing Fund. In addition, Federated and the Adviser shall retain and provide the other with access upon reasonable notice and during normal business hours to such records or information in respect of any Reorganizing Fund as may be relevant to such Tax Return, financial statement audit, Tax audit, proceeding, determination or other Litigation.

6.1.4 Certain Filings.

(a) The Adviser agrees that it shall file, or cause to be filed, any and all reports or other filings on Form N-PX required to be filed by any Reorganizing Fund with respect to any period ending on or prior to the Closing Date. Federated agrees that it shall file, or cause to be filed, any and all reports or other filings on Form N-PX required to be filed by any Surviving Fund for any period after the Closing Date.

(b) As promptly as reasonably possible following the Closing, the Adviser shall file on behalf of Prudent Bear Funds, Inc. and the Reorganizing Funds any final Form 24F-2 or Form 24E-2 filing, Form N-SAR, Form N-8f, or other required federal or state filings necessary or appropriate as a result of, or as reasonably requested by Federated in connection with, the Transactions and the termination of the existence of the Prudent Bear Funds, Inc. and the Reorganizing Funds, within the time periods required by Applicable Law and in a manner (after consultation with Federated) that is intended to maximize the economic benefit of redemptions attributable to such Reorganizing Funds for the benefit of the Surviving Funds. With respect to Form 24F-2 filings, it is understood and agreed that redemptions attributable to the Reorganizing Funds may be used for the benefit of the Federated Trusts or the Surviving Funds to the extent that 24F-2 filing fees have been incurred on behalf of the Surviving Funds).

6.2 Covenants with Respect to Fund Approvals and Other Matters.

(a) From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, the Adviser shall take all reasonable steps necessary or appropriate, and shall use commercially reasonable efforts, to obtain as promptly as practicable (a) subject to its fiduciary duties, all Fund Approvals and other Consents necessary to implement the Reorganization Agreements and consummate the Transactions, and (b) the satisfaction of all other Adviser or mutual conditions to Closing.

(b) From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, Federated shall take all reasonable steps necessary or appropriate, and shall use commercially reasonable efforts, as promptly as practicable to (i) create, register and organize as required under the 1940 Act the Surviving Funds, including obtaining Consents of the Board of the Surviving Funds and of Governmental Authorities necessary to so create, register and organize the Surviving Funds, (ii) to obtain other Consents of the Board and of Governmental Authorities necessary to implement the Reorganization Agreements and consummate the Transactions, and (iii) to satisfy all other Federated or mutual conditions to Closing.

6.3 Covenants with Respect to Expenses.

(a) Subject to a Closing occurring, Federated shall be solely responsible for the first three hundred fifty thousand dollars ($350,000) of Transaction Costs; and the Adviser and Federated agree to share equally all Transaction Costs over three hundred fifty thousand dollars ($350,000). For purposes of this Agreement, “Transaction Costs” means all reasonable fees, expenses and costs of any agents, representatives, outside counsel, accountants and proxy solicitors incurred by Federated in connection with (i) the drafting, reviewing, filing, printing and mailing of any proxy/registration statements and related materials to shareholders (including any supplemental materials), (ii) drafting, reviewing, negotiating and executing the Reorganization Agreements, (iii) tabulation of proxies, (iv) tax and legal opinions associated with the reorganization Transactions, (v) conversion programming attributable to the Surviving Funds; and (vi) other mutually agreed upon third-party related costs.

(b) All other fees, expenses and costs, including fees of outside counsel (except with respect to drafting and reviewing the documents referred to in clauses (i) and (ii) in Section 6.3(a) above), shall not be “Transaction Costs” and, except as provided in Section 6.3(e) below, shall be borne by the Party incurring such fees, expenses and costs.

(c) For the avoidance of doubt, “Transaction Costs” would not include (i) any fees, expenses or costs (including outside counsel, due diligence, and internal employee costs) incurred by either the Adviser, any Owner, the Prudent Bear Funds, Inc., or the Reorganizing Funds in connection with the items set forth above, and any such fees, expenses or costs will be borne by the Adviser, the Owners, or the Reorganizing Funds, as appropriate; (ii) any expenses or costs incurred by either the Adviser, any Owner, the Prudent Bear Funds, Inc., or the Reorganizing Funds in connection with the negotiation of this Agreement or any employment agreements, which shall be the responsibility of the Adviser or the Owners, as appropriate; and (iii) any fees owed to the Reorganizing Funds’ current service providers as a result of the Transactions which shall be the responsibility of the Adviser or the Reorganizing Funds, as appropriate.

(d) In the event the conditions for Closing set forth in Sections 7.1(a) (first sentence), 7.4.1, 7.4.2, 7.4.3, 7.4.4 (other than because of a Material Adverse Effect based solely on changes in Applicable Law or GAAP affecting federally registered investment advisers or registered management investment companies generally), 7.4.5, 7.4.6 (second sentence) or 7.4.7 of this Agreement have not been satisfied for any reason, the Adviser shall bear all of the Transaction Costs and other fees, expenses, and costs identified in this Section 6.3. In the event the conditions for Closing set forth in Sections 7.1(a)(second sentence), 7.5.1, 7.5.2, 7.5.3 or 7.5.4 of this Agreement have not been satisfied for any reason, or if the condition for Closing set forth in Section 7.4.4 is not satisfied because of a Material Adverse Effect based solely on changes in Applicable Law or GAAP affecting federally registered investment advisers or registered management investment companies generally and Federated elects not to consummate the Transactions solely on that basis, Federated shall bear all of the Transaction Costs and other fees, expenses, and costs identified in this Section 6.3. In the event the conditions for Closing set forth in Sections 7.1 (other than the first and second sentences), 7.2, 7.3, or 7.4.6 (first sentence) of this Agreement have not been satisfied for any reason, Federated, and the Adviser and Owners, shall split (i.e., 50% each) responsibility for the Transaction Costs, and other fees, expenses and costs identified in this Section 6.3.

(e) Notwithstanding Section 6.3(b) above, Federated and the Adviser shall split (i.e., 50% each) the filing fee associated with filings related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

6.4 Covenants with Respect to Litigation and Changes in Condition.

6.4.1 Litigation, Etc.

(a) From the date of this Agreement through the earlier of the Sixth Anniversary Date or termination of this Agreement pursuant to its terms, Federated shall notify the Adviser promptly of any Litigation as to which Federated becomes aware that (i) (A) is commenced against, settled, otherwise concluded or which relates to Federated and would reasonably be expected to have a Material Adverse Effect on any Surviving Fund, the Transactions or this Agreement or (B) with respect to such Litigation which would reasonably be expected to have a Material Adverse Effect on any Surviving Fund, the Transactions or this Agreement information or a report is, or is required to be, filed with the Commission relating in any way to or affecting in any material respect any Surviving Fund, the Transactions or this Agreement, or (ii) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement.

(b) From the date of this Agreement through the earlier of the Sixth Anniversary Date or the termination of this Agreement pursuant to its terms, the Adviser shall notify Federated promptly of any Litigation as to which the Adviser or any Owner becomes aware that (i) (A) is commenced against, settled, otherwise concluded or which relates to the Adviser or any Owner and would reasonably be expected to have a material adverse effect on any Reorganizing Fund, any Surviving Fund, Federated, Prudent Bear Funds, Inc., the Business, the Transactions, or this Agreement or (B) with respect to such Litigation information or a report is, or is required to be, filed with the Commission, relating in any way to or affecting any Reorganizing Fund, any Surviving Fund, Federated, Prudent Bear Funds, Inc., the Business, the Transactions or this Agreement or (ii) is commenced against or relates to Prudent Bear Funds, Inc. or any Reorganizing Fund, or (iii) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement.

(c) From the date of this Agreement through the earlier of the Sixth Anniversary Date or the termination of this Agreement pursuant to its terms, the Adviser shall promptly provide to Federated copies of any material written communication, and written notice of any material oral communication, from any Governmental Authority that (i) relates to the Adviser and concerns a matter which, if it were the subject of a Litigation that resulted in a determination adverse to the Adviser, would reasonably be expected to have a Material Adverse Effect on any Reorganizing Fund, any Surviving Fund, Federated, Prudent Bear Funds, Inc., the Business, the Transactions, or this Agreement, or (ii) relates to Prudent Bear Funds Inc. or any Reorganizing Fund. The Adviser shall cause Prudent Bear Funds, Inc., and the Reorganizing Funds, and their respective Affiliates, to provide to Federated copies of any communications of the types described in the preceding sentences that are received by any of them.

(d) From and after the Closing Date through the Second Anniversary Date, Federated shall provide Adviser with written notice of any Liability constituting a Pre-Closing Fund Liability promptly after Federated gains Knowledge that (i) a claim for such Liability has been asserted against any Federated Indemnitee or (ii) a Loss to a Federated Indemnitee is reasonably likely to result from such Pre-Closing Fund Liability. After Federated provides such notice to Adviser, Federated shall provide Adviser the opportunity to review any such claim or Loss. Once any such claim is asserted or a Loss incurred, and Federated provides such written notice to Adviser, such claim or Loss shall be handled by Federated and the Adviser consistent with the provisions in Section 10.3 of this Agreement. Prior to that time, the Adviser shall have responsibility for, and the ability to defend, respond to, discharge or otherwise handle, such Pre-Closing Fund Liability as it sees fit (provided that, unless Adviser obtains Federated’s prior written agreement, any action by Adviser with respect to such Pre-Closing Fund Liability does not result in a Loss or impairment to any Federated Indemnitee). As reasonably requested in writing by Adviser, Federated shall provide (or use reasonable commercial efforts to provide if not in Federated’s possession or control), at Adviser’s expense, Adviser with reasonable assistance and access to any documents or personnel necessary for the Adviser to obtain information not otherwise available to Adviser in order allow Adviser to defend, respond to, discharge or otherwise handle such Pre-Closing Fund Liability. Nothing in this Section 6.4.1(d) is intended to cause Federated, any Surviving Fund or any of their respective Affiliates to become liable for any Pre-Closing Fund Liability or otherwise alter the effect or enforceability of Section 2.5 of this Agreement.

6.4.2 Change in Condition. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, the Adviser and Federated agree to advise each other in writing of any fact, condition, event or occurrence that is reasonably likely to cause any of the conditions set forth in Section 7 not to be satisfied, promptly after becoming aware of the same.

6.5 Covenants with Respect to Publicity. The Parties agree that all public announcements prior to the Closing Date relating to this Agreement or the Transactions shall only be made after such a Party has submitted, reasonably in advance, the text of such announcement to the other Parties at the addresses set forth in Section 11 and each of the other Parties has had a reasonable opportunity to comment thereon and has consented to the release of such public announcement (which consent shall not be unreasonably withheld); provided, however, that any Party may make such disclosures as are required by Applicable Law after making reasonable efforts under the circumstances to consult in advance with the other Parties. Except as permitted by the preceding sentence, the Parties shall not, and shall direct their Affiliates, legal and financial advisers and other representatives not to, disclose this Agreement, its existence, or any of the terms and conditions hereof to any Person without the prior written consent of each other Party to this Agreement.

6.6 Restrictive Covenants.

6.6.1 Noncompetition and Nonsolicitation Covenants.

(a) During the Effective Period, the Adviser and each Owner agree that no Non-Compete Party shall, directly or indirectly:

(i) Own, manage, operate, finance, control, sponsor or participate in (or Knowingly assist any other Person in owning, managing, operating, financing, controlling, sponsoring or participating in) any Competing Business (whether as sub-adviser, adviser or otherwise);

(ii) Subject to any fiduciary obligations of the Adviser or Owners, solicit, for themselves or any other Person, the proxy or vote of any shareholders of (A) Federated, or (B) any mutual fund in the Federated family of mutual funds (including the Surviving Funds);

(iii) Solicit, hire or employ, or otherwise engage (or Knowingly assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, or otherwise, any sales or investment management employee of Federated or its Affiliates (not including Reorganizing Funds Team members that become employees of Federated or its Affiliates upon the Closing occurring); or

(iv) Solicit, hire or employ, or otherwise engage (or Knowingly assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, or otherwise, any Reorganizing Funds Team member that becomes an employee of Federated or its Affiliates upon the Closing occurring (whether or not such employee remains an employee of Federated or its Affiliates during the Effective Period), so long as such employee has not been terminated without cause (“cause” having the meaning specified in such employee’s Employment Agreement with Federated as of the Closing).

For purposes of this Section 6.6.1, “Competing Business” means any business that provides (whether as adviser, sub-adviser, or otherwise) investment advisory or management services to registered or unregistered investment vehicles or products, which shall include any investment company, mutual fund, institutional, retail or wrap fee, insurance or other separate account, partnership, collective fund, closed-end fund, unit investment trust, offshore fund or other pooled investment vehicle, whether or not registered under the 1940 Act or 1933 Act (or similar Applicable Laws of a jurisdiction other than the United States). “Competing Business” shall specifically exclude investment advisory or management services in respect of investment vehicles that do not have names, service marks or logos containing the words “Prudent,” “Prudent Bear,” “Prudent Bear Fund,” “Prudent Global Income” or “Prudent Global Income Fund” (or any combination or derivation thereof) and that are exempt from registration under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, so long as (i) a Non-Compete Party does not knowingly solicit, for themselves or any other Person, customers or shareholders of Federated or any mutual fund in the Federated family of mutual funds, (ii) a Non-Compete Party does not (A) advertise in a manner that competes with Federated or its advisory subsidiaries, (B) hold himself/itself out to the public as an investment adviser, or (C) provide investment advisory or management services in a manner requiring the Non-Compete Party to be registered as an investment adviser under the Advisers Act; and (iii) the total net assets of all such investment vehicles advised or managed by all Non-Compete Parties (other than assets of Tice and his direct, immediate family members invested in such investment vehicles) do not exceed: (a) from the Closing Date until the Second Anniversary Date, $0; (b) from the Second Anniversary Date until the Fourth Anniversary Date, $150 million; and (c) from the Fourth Anniversary Date until the Sixth Anniversary Date, $250 million.

Adviser and the Owners shall notify Federated in writing if any Non-Compete Party provides (whether as adviser, sub-adviser or otherwise) investment advisory or management services in respect of any such investment vehicles either as of the date of this Agreement or at any time thereafter until the end of the Effective Period and whether such investment vehicles exceed the applicable net asset limitation specified above at any time during the Effective Period. Adviser shall provide Federated with information regarding the net asset levels of such investment vehicles upon reasonable request by Federated during the Effective Period. For the avoidance of doubt, the Adviser and the Owners agree that the Prudent Global Master Fund, and its feeder funds (Prudent Global Gold Fund and Prudent Global Gold Fund, L.P.), the Prudent Global Natural Resources Master Fund, L.P., and its feeder funds (Prudent Global Natural Resources Offshore Fund, Ltd. and Prudent Global Natural Resources Fund, L.P.) and the Prudent Global Natural Resources Fund II, L.P., (including after the name changes contemplated in Section 7.4.7 and any successor funds to any of the foregoing) shall be considered as “investment vehicles” for purposes of this Section 6.6.1(b) and their respective net assets (other than assets of Tice and his direct, immediate family members invested in such investment vehicles) shall count towards the applicable net asset limitations specified above at all times (without double-counting net assets of the feeder and master funds).

(b) The restrictive covenants contained in Section 6.6.1(a) above shall in no way prevent any Non-Compete Party from owning less than 5% of any publicly traded company.

6.6.2 Enforcement. The restrictive covenant contained in this Section 6.6 is a covenant independent of any other provision of this Agreement, and the existence of any claim that any Party or Non-Compete Party may allege against any other Party, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Federated, the Adviser and each Owner agree that Federated’s remedies at law for any breach or threat of breach by any other Party or Non-Compete Party of the provisions of this Section 6.6 will be inadequate, and that Federated shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.6 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Federated may be entitled at law, in equity or otherwise. In the event of Litigation regarding any of the restrictive covenants set forth herein, the prevailing Party in such Litigation shall, in addition to any other remedies the prevailing Party may obtain in such Litigation, be entitled to recover from the other Party or Parties its reasonable legal fees and out-of-pocket costs incurred by such Party in enforcing or defending its rights hereunder. The length of time for which the restrictive covenants contained herein shall be in force shall not include any period of violation or any other period required for Litigation during which Federated seeks to enforce such restrictive covenants. Should any provision of this Section 6.6 be adjudged to any extent invalid by any competent tribunal or other Governmental Authority, such provision shall be deemed modified to the extent necessary to make it enforceable.

6.7 Covenants with Respect to Further Actions. At the reasonable request of Federated or the Adviser after the Closing Date, and without further consideration, each Party, as applicable, shall from time to time execute and deliver or cause their Affiliates to execute and deliver, as applicable, such further instruments of transfer, assignment, or consent, or other document, as may be reasonably necessary or appropriate to carry out the purposes hereof.

6.8 Covenant with Respect to Access. Prior to and subsequent to the Closing Date, each Party hereto shall afford the other Party hereto access (within any time period required or reasonably requested) to its personnel, properties, Contracts, systems, books and records, and all other documents and data (including any e-mails or data files not transferred to Federated (or its designated Affiliates)) reasonably necessary or appropriate to carry out the responsibilities of the Party contemplated by this Agreement, to verify or confirm the accuracy of information or data provided to that Party by the other Party to this Agreement, or to operate the Business and manage any Reorganizing Fund after the Closing. The Adviser agrees that it shall retain all books and records (if any) relating to the Business or the Acquired Assets and not otherwise delivered to Federated, or its designated Affiliates, as Acquired Assets (including any e-mails or data files not transferred to Federated (or its designated Affiliates)) in accordance with its record retention policies as presently in effect. During the seven (7) Fiscal Year Period beginning on the Closing Date, the Adviser shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving sixty (60) calendar days’ prior written notice to Federated offering to surrender the same to Federated (or its designated Affiliates) at Federated’s expense.

6.9 Exclusivity. The Adviser and each Owner agree that until the earlier of the Closing or termination of this Agreement pursuant to its terms, they shall not directly or indirectly solicit, initiate, encourage, entertain or discuss (and shall not permit any Affiliate, employee, officer, director, trustee, manager, agent or other Person acting on their behalf to solicit, initiate, encourage, entertain or discuss) any inquiries, proposals or offers involving any transaction with or relating to any Reorganizing Fund, the Business or the Acquired Assets with any other Person or provide any information to any other Person, other than information which is traditionally provided in the ordinary course of the Business relating to any Reorganizing Fund where the Adviser and Owner have no reason to believe that such information may be utilized to evaluate a possible transaction involving any Reorganizing Fund, the Business or the Acquired Assets. The Adviser and each Owner further agree to promptly notify Federated should any of them receive or become aware of any such inquiries, proposals or offers from any other Person, including any indicating or suggesting an interest in acquiring all or any part of the Business or any Acquired Asset.

6.10 Covenants with Respect to Irish Product. Federated and the Adviser acknowledge that Adviser is working on organizing, filing Consents for and funding an Irish Product with an investment strategy similar to a Reorganizing Fund. The Parties agree that, if Adviser organizes, files the appropriate Consents for, and receives subscriptions for shares into such Irish Product prior to the Closing, the Parties will:

(a) Enter into a mutually acceptable amendment to this Agreement pursuant to which (i) Adviser will agree to take such actions as necessary to cause (A) a designated Affiliate(s) of Federated to become the manager (if applicable) and investment adviser to such Irish Product, and (B) such Irish Product to otherwise become a fund within the Federated family of Irish funds (including, for example, adding or removing members of the Irish Product’s board), (ii) appropriate representations, warranties and covenants (including indemnification) will be provided by the Adviser (and, if appropriate, the Owners) with respect to such Irish Product, and (iii) any management fee revenue (if applicable) or Net Investment Advisory Revenue derived from such Irish

Product, after a designated Affiliate(s) of Federated becomes the manager (if applicable) and investment adviser to such Irish Product and such Irish Product otherwise becomes a fund within the Federated family of Irish funds, is appropriately counted for purposes of determining the Contingent Payments pursuant to Section 2.3.2; and

(b) Use commercially reasonable efforts to (i) obtain any Consents necessary for (A) a designated Affiliates of Federated to become the manager (if applicable) and investment adviser to such Irish Product, and (B) such Irish Product to otherwise become a fund within the Federated family of Irish funds (including, for example, adding or removing members of the Irish Product’s board), and (ii) enter into the amendment contemplated in clause (a) above prior to, and consummate the actions necessary for such Irish Product to become a fund within the Federated family of Irish funds at the same time as, the Closing of the Transactions contemplated under this Agreement.

6.11 Special Incentive Plan. In the event there is a change in the participants under the Special Incentive Plan prior to the Closing, Federated and the Adviser agree that appropriate amendments, as may be mutually agreed to by Tice and Federated, shall be made to the Contingent Payments and to the Special Incentive Plan to be delivered by Federated prior to Closing pursuant to Section 7.5.4 of this Agreement.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

Consummation by the Parties of the Transactions is subject to the fulfillment of the following conditions on or before the Closing Date.

7.1 Fund Approvals, Creation of Surviving Funds and other Consents.

(a) All Fund Approvals shall have been obtained prior to the Closing Date. The Surviving Funds shall have been created, registered and organized as required under the 1940 Act. All other Consents required for the consummation of the Transactions shall have been obtained and be in full force and effect.

(b) The waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have been early terminated or expired.

7.2 No Legal Obstruction. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any other Governmental Authority challenging the validity or legality of the Transactions or restraining or prohibiting the consummation of the Transactions.

7.3 Satisfaction of Conditions under the Reorganization Agreements. Each Reorganization Agreement shall have been executed and delivered by the applicable Reorganizing Fund and applicable Surviving Fund, and all conditions to Closing and consummation of the reorganization Transactions under each Reorganization Agreement shall have been satisfied or waived in accordance therewith.

7.4 Conditions Precedent to Obligations of Federated. In addition to the conditions set forth in Sections 7.1, 7.2 and 7.3, the obligations of Federated under this Agreement to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Federated.

7.4.1 No Breach of Covenants; True and Correct Representations and Warranties; Assets Under Management.

(a) There shall have been no material breach by the Adviser or, as applicable, the Owners in the performance of any of their respective covenants herein to be performed by them in whole or in part prior to the Closing and the Tax Returns required to be filed, and Taxes required to be paid, prior to the Closing pursuant to Section 6.1.3 shall have been filed and paid, and each of the representations and warranties of the Adviser or, as applicable, the Owners, contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date, and except for representations and warranties that already contain a materiality qualifier, which shall be true and correct in all respects. Federated shall receive at the Closing a certificate of the Adviser executed by an authorized executive officer of the Adviser certifying the fulfillment of the foregoing conditions and the conditions set forth in Section 7.4.4, Section 7.4.6 (second sentence) and Section 7.4.7.

(b) Federated shall have received on or before the third Business Day prior to Closing a certificate signed by an executive officer of the Adviser and by the Treasurer of each Reorganizing Fund certifying to the Closing Assets of each Reorganizing Fund individually and of the Reorganizing Funds in the aggregate. Federated shall not be required to consummate the Transactions if Closing Assets of the Reorganizing Funds, in the aggregate, are less than one billion three hundred million dollars ($1,300,000,000).

Federated shall have the right to object to the inclusion in the calculation of Closing Assets of any transaction not made in the ordinary course of business during the Determination Period by providing notice to the Adviser within two Business Days of receiving the above certificate. Upon delivery of an objection notice from Federated, Federated and the Adviser will review Federated’s objection in good faith on or before the Closing Date. If the parties in good faith agree that Federated’s objection was without merit with respect to all or any portion of the transaction in question, then such transaction or the agreed upon portion will not be excluded from the calculation of Closing Assets; otherwise, such transaction (or the non-agreed upon portion thereof) will be excluded from the calculation of Closing Assets.

7.4.2 Delivery of Documents. Federated shall have received from the Adviser, at the sole cost and expense of the Adviser:

(a) All documents, certificates and agreements necessary to transfer to Federated (or its designated Affiliates) good and marketable title to the Acquired Assets, free and clear of any Encumbrances thereon, including a bill of sale, assignment and general conveyance, and a service mark assignment, each in form and substance reasonably satisfactory to Federated, dated the Closing Date, with respect to the Acquired Assets.

(b) The opinion of Wick Phillips, LLP counsel for the Adviser and the Owners, addressed to Federated and dated as of the Closing Date, in substantially the form set forth on Exhibit 2.

(c) Such other customary closing certificates and instruments as may be reasonably requested by Federated.

7.4.3 No Litigation. No Litigation shall be pending or threatened in writing against or in respect of Prudent Bear Funds, Inc., any Reorganizing Fund, the Adviser, any Owner, or any Affiliates of any of them, or against or in respect of the Business, the Acquired Assets, this Agreement, any Reorganization Agreement or the Transactions, which, either individually or in the aggregate with all such Litigation, if reasonably likely to be determined adversely and, if so determined, would reasonably be expected to have a Material Adverse Effect upon Federated or any Surviving Fund if the Transactions were consummated.

7.4.4 No Material Adverse Change. There shall have been no Material Adverse Change with respect to the Business, the Acquired Assets, Prudent Bear Funds, Inc. or any Reorganizing Fund from the date of this Agreement through the Closing. In the event of a Material Adverse Change, Federated is under no obligation to consummate the Transactions.

7.4.5 Access to and Copies of Books and Records. The Reorganizing Funds shall have taken any necessary steps to provide Federated, the Surviving Funds, and their respective Affiliates and service providers full and complete access to or copies of, as reasonably requested and by any deadline requested, (i) each Reorganizing Fund’s shares and transfer agency records, (ii) the Reorganizing Funds’ custodial records, and (iii) all such other assets, records (e.g., portfolio accounting, tax and administration records), documents and Contracts as is appropriate to permit the Federated, the Surviving Funds, and their respective Affiliates and service providers to render ongoing services with respect to each Reorganizing Fund’s shareholders who become shareholders of the Surviving Funds.

7.4.6 Hiring of Reorganizing Funds Team. The following members of the Reorganizing Funds Team shall have entered into Employment Agreements on or before the date of this Agreement, and shall have remained eligible and willing to serve as employees under such Employment Agreements such that such Employment Agreements shall be, or shall become as of the Closing, in full force and effect: (a) Tice; (b) Douglas C. Noland; and (c) (i) Patrick R. Bend or (ii) Chad Hudson. Any “employment” of Tice by or with Windward Capital, LLC also shall have been terminated.

7.4.7 No Further Use of “Prudent” Names. Adviser shall have caused the names (and any service marks and logos) of the funds identified in Section 6.6.1(b) to be changed to eliminate the words “Prudent” and “Prudent Global” (or any combination or derivation thereof), and, as of the Closing, other than assisting Federated with respect to the Transactions and the Surviving Funds, no Non-Compete Party shall own, manage, operate, finance, control, sponsor or participate in (or Knowingly be assisting any other Person in owning, managing, operating, financing, controlling, sponsoring or participating in) any Competing Business (whether as sub-adviser, adviser or otherwise) that utilizes the words “Prudent,” “Prudent Bear,” “Prudent Bear Fund,” “Prudent Global Income” or “Prudent Global Income Fund” (or any combination or derivation thereof) in the name, service mark or logo of any registered or unregistered investment vehicles or products.

7.5 Conditions Precedent to Obligations of the Adviser. In addition to the conditions set forth in Section 7.1, 7.2 and 7.3, the obligations of the Adviser under this Agreement to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the Adviser:

7.5.1 No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by Federated in the performance of any of its covenants herein to be performed by it in whole or in part prior to the Closing and each of the representations and warranties of Federated contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date, and except for representations and warranties that already contain a materiality qualifier, which shall be true and correct in all respects. The Adviser shall receive at the Closing a certificate dated and validly executed on behalf of Federated by an executive officer of Federated certifying the fulfillment of the foregoing conditions and the conditions set forth in Section 7.5.3.

7.5.2 Delivery of Documents. Adviser shall have received from Federated, at the sole cost and expense of Federated;

(a) The opinion of Reed Smith LLP, counsel for Federated, addressed to Adviser as of the Closing Date, in substantially the form set forth on Exhibit 3.

(b) Such other customary closing certificates and instruments as may be reasonably requested by the Adviser.

7.5.3 No Material Adverse Change. There shall have been no Material Adverse Change with respect to Federated or any Surviving Fund from the date of this Agreement (or, in the case of any Surviving Fund, from the date of its creation, registration, and organization) to the Closing Date. In the event of a Material Adverse Change, the Adviser is under no obligation to consummate the Transactions.

7.5.4 Special Incentive Plan. Federated shall have executed and delivered the Special Incentive Plan, to be effective as of the Closing.

SECTION 8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND, COVENANTS

(a) The representations and warranties contained in this Agreement shall survive the Closing Date:

(i) In the case of Sections 3.1.1(a), 3.1.1(b), 3.1.1(c), 3.1.2(a), 3.1.2(b), 3.2.1(a), 4.1.1, 4.1.2, and 4.2.1(a) (collectively, the “Authority Representations”), indefinitely;

(ii) In the case of Section 3.1.9 (the “Title Representation”), indefinitely;

(iii) In the case of Sections 3.1.10, 3.2.3, 3.2.4, 4.2.3 and 4.2.4 (collectively, the “Tax Representations”), for the applicable statute of limitations period; and

(iv) In the case of any other representation and warranty, for a period ending on the Second Anniversary Date.

(b) Unless otherwise limited by the terms of this Agreement, covenants of the Parties shall survive the Closing indefinitely.

SECTION 9. TERMINATION

(a) Federated or the Adviser may terminate this Agreement by written notice to the other after 5:00 p.m., Pittsburgh time, on: (i) October 31, 2008, if the Board of the Federated Trusts has not provided the requisite approvals with respect to the creation, registration and organization of the Surviving Funds or the reorganization Transactions contemplated by this Agreement, or (ii) March 31, 2009 if the Closing shall not have occurred, in either case unless such date is extended by the mutual written consent of Federated and the Adviser on or prior to such date. Any such termination shall be without liability of one party to the other, except as provided below. This Agreement may be terminated prior to the Closing Date (i) by the written consent of Federated and the Adviser, (ii) by Federated if the Adviser or any Owner are in material breach of any representation, warranty or covenant set forth herein and such breach is not cured within thirty (30) calendar days of receipt of notice identifying such breach, or (iii) by the Adviser if Federated is in material breach of any representation, warranty or covenant set forth herein and such breach is not cured within thirty (30) calendar days of receipt of notice identifying such breach. Any such termination shall be without prejudice to the non-breaching Parties’ rights to seek damages for such breach.

(b) The Parties acknowledge that the Reorganizing Funds are unique and recognize that, in the event of an unlawful termination or material breach of this Agreement (including Section 6.6) by the Adviser or any Owner (or, as applicable, any other Non-Compete Party) or Federated, as the case may be, money damages would be inadequate and the Adviser or Federated, as applicable, may have no adequate remedy at law. Accordingly, each of the Parties hereto agrees that each of the other Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their rights and obligations of the other Parties, as applicable, not only by an action for damages but also by an action or actions for specific performance, injunction, and/or other equitable relief, without posting any bond or security.

(c) Sections 1, 9, 10, 12, 13, 14, 15, 16, 19, 20 and 21 shall survive any termination of this Agreement.

SECTION 10. INDEMNIFICATION

10.1 Indemnification of Federated by Owners and the Adviser. From and after the Closing Date, the Adviser and each Owner shall jointly and severally indemnify, defend, and hold harmless Federated, each Federated Trust, each Surviving Fund and their respective directors, trustees, officers, employees, controlling persons and other Affiliates, and their respective successors and assigns (collectively, the “Federated Indemnitees”) against any and all Liabilities, demands, losses, fines, penalties, costs, expenses, royalties, deficiencies, Litigation, and other damages (whether or not accrued or fixed, known or unknown, absolute or contingent, determined or determinable or when due or to become due, or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), that any of them may become subject to, or shall incur or suffer, that arise out of, result from, or relate to:

(a) Any breach of, or failure to perform, any covenant of the Adviser, any Owner or any Non-Compete Party contained in this Agreement or any instrument furnished or to be furnished to Federated (or any designated Affiliate of Federated) under this Agreement;

(b) Any breach of or inaccuracy in any representation and warranty of the Adviser or any Owner (including any representation and warranty of or applicable to the Adviser, any Owner or any Non-Compete Party) contained in this Agreement or any instrument furnished or to be furnished to Federated (or any designated Affiliate of Federated) under this Agreement; or

(c) Any Retained Liability or Pre-Closing Fund Liability.

10.2 Indemnification of Owners and the Adviser by Federated. From and after the Closing Date, Federated shall indemnify, defend, and hold harmless each Owner, the Adviser, Prudent Bear Funds, Inc. and their respective directors, trustees, officers, employees, controlling persons and other Affiliates, and their respective successors and assigns (collectively, the “Adviser Indemnitees”) against any and all Losses that any of them may become subject to, or shall incur or suffer, that arise out of, result from, or relate to:

(a) Any breach of, or failure to perform, any covenant of Federated contained in this Agreement or any instrument furnished or to be furnished to the Adviser under this Agreement; or

(b) Any breach of or inaccuracy in any representation and warranty of Federated contained in this Agreement or any instrument furnished or to be furnished to the Adviser under this Agreement.

10.3 Indemnification Procedures.

(a) In the case of any claim asserted by a third party against a Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has Knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any Litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified

Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party, and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or Litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or Litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim or Litigation subject to indemnification hereunder or any proposed settlement of any such claim or Litigation by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or (in the case of an Indemnified Party that is a Federated Indemnitee) the ability of Federated, the Federated Trusts, or the Surviving Funds, or any of their respective Affiliates, to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are opposite or adverse with one or more of those that may be available to the Indemnifying Party in respect of such claim or any Litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such claim or Litigation at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or Litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or Litigation, and shall be entitled to settle or agree to pay in full such claim or Litigation. In any event, subject to entering into a mutually acceptable joint defense agreement, the Adviser, each Owner and Federated shall cooperate in the defense of any claim or Litigation subject to this Section 10 and make available to the others their respective applicable books and records in connection with such defense.

(b) The Parties acknowledge that Pennsylvania law generally recognizes a duty to mitigate damages with respect to commercial contracts. Each Indemnified Party entitled to indemnification hereunder shall, in accordance with such Applicable Law, use reasonable efforts to seek to mitigate Losses for which such Indemnified Party may be entitled to indemnification hereunder. Subject to applicable fiduciary duties, the foregoing obligation shall include the obligation of Federated to use reasonable efforts to cause the Surviving Funds to use reasonable efforts to seek to mitigate any such Losses in accordance with such Applicable Law.

(c) The Parties agree that Losses hereunder shall be calculated net of any net Tax benefit actually realized by the applicable Indemnified Party from the incurrence or payment of any such Losses. In computing the amount of any such Tax benefits, the applicable Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses for which indemnification is provided under this Section 10. For purposes of this Agreement, such applicable Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such applicable Indemnified Party is reduced below the amount of Taxes that such applicable Indemnified Party would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Losses for which indemnification is provided under this Section 10.

(d) Notwithstanding any other provision of this Agreement, the Parties agree that an Indemnified Party shall have no obligation to seek to recover for any Loss under any relevant insurance policy or coverages before seeking indemnification, and being indemnified, for any such Loss pursuant to this Section 10. The Parties also agree that, to the extent that an Indemnified Party is indemnified for a Loss under this Agreement by the Indemnifying Party, the Indemnified Party shall not also recover for such Loss under any relevant insurance policies or coverages (for the avoidance of doubt, it being understood that nothing in this Section 10.3(d) is intended to prevent the Indemnified Party from recovering under any relevant insurance policies or coverages for any Loss to the extent that the deductible or any limit on indemnification under Section 10.4 or Section 10.5 (as applicable) applies with respect to such Loss (or a portion thereof), or to the extent that indemnification for the Loss (or a portion thereof) is not otherwise available under this Agreement).

10.4 Limitations on Indemnity Payment Obligations of Adviser and Owners. The indemnification obligations set forth in Sections 10.1 shall be subject to the following:

(a) Any obligation under Section 10.1(b) arising out of, resulting from or relating to an Authority Representation or the Title Representation shall not be limited in terms of amount or duration, and shall not be subject to Sections 10.4(f), (g) or (h) below.

(b) Any obligation under Section 10.1 arising out of, resulting from or relating to fraud shall not be limited in terms of amount or duration, and shall not be subject to Sections 10.4(f), (g) or (h) below.

(c) Any obligation under Section 10.1 arising out of, resulting from or relating to any Regulatory Litigation Matter shall not be subject to Section 10.4(g) below.

(d) Any obligation under Sections 10.1(a) or 10.1(b) arising out of, resulting from or relating to any Tax Claim shall be limited in terms of duration to the applicable statute of limitations and shall not be subject to Sections 10.4(f), (g) or (h) below.

(e) Except as provided in Section 10.4(d) above, any obligation under Section 10.1(a) shall not be limited in terms of duration, and shall not be subject to Section 10.4(f) below; provided, that any action or claim for Losses arising out of, resulting from or relating to any breach of the covenants in Sections 2.3.3(f)(vi), 6.3 or 6.6 or any intentional, willful breach of any covenant in this Agreement, also shall not be subject to Section 10.4(g) below.

(f) Except as provided in Sections 10.4(a)-(e) above, the obligations under Section 10.1 shall survive the Closing until the Second Anniversary Date.

(g) Except as provided in Sections 10.4(a)-(e) above, the Adviser and the Owners shall not have an indemnification obligation under Section 10.1 until the aggregate amount of Losses to which the Federated Indemnitees shall become subject to, or shall incur or suffer, equals or exceeds $350,000 (the “Deductible Amount”); thereafter, Owner and the Adviser’s indemnification obligations under Section 10.1 shall not be limited in terms of amount except as specifically provided in this Section 10.4 (it being understood that the Deductible Amount is intended as a deductible, not a threshold).

(h) The aggregate Losses payable by Owner and the Adviser pursuant to Section 10.1 shall not exceed the Aggregate Consideration ultimately paid pursuant to this Agreement (for the avoidance of doubt, it is understood that any Losses to which this Section 10.4(h) does not apply pursuant to Sections 10.4(a), (b) or (d) above shall not count towards the cap imposed by this Section 10.4(h)).

10.5 Limitations on Indemnity Payment Obligations of Federated. The indemnification obligations set forth in Section 10.2 shall be subject to the following:

(a) Any obligation under Section 10.2(b) arising out of, resulting from or relating to an Authority Representation shall not be limited in terms of amount or duration, and shall not be subject to Sections 10.5(e), (f) or (g) below.

(b) Any obligation under Section 10.2 arising out of, resulting from or relating to fraud shall not be limited in terms of amount or duration, and shall not be subject to Sections 10.5(e), (f) or (g) below.

(c) Any obligation under Sections 10.2(a) or 10.2(b) arising out of, resulting from or relating to any Tax Claim shall be limited in terms of duration to the applicable statute of limitations and shall not be subject to Sections 10.5(e), (f) or (g) below.

(d) Except as provided in Section 10.5(c) above, any obligation under Section 10.2(a) shall not be limited in terms of duration, and shall not be subject to Section 10.5(e) below; provided, that any action or claim for Losses arising out of, resulting from or relating to any breach of the covenants in Sections 2.3.3(f)(vi) or 6.3 or any intentional, willful breach of any covenant in this Agreement, also shall not be subject to Section 10.5(f) below; and, provided further, that any breach by Federated under Sections 2.3 (introductory paragraph), 2.3.1, 2.3.2, 2.3.3(f)(i) or 2.3.3(f)(v) shall not be subject to Sections 10.5(e), (f) or (g) below.

(e) Except as provided in Sections 10.5(a)-(d) above, the obligations under Section 10.2 shall survive the Closing until the Second Anniversary Date.

(f) Except as provided in Sections 10.5(a)-(d) above, Federated shall not have an indemnification obligation under Section 10.2 until the aggregate amount of Losses to which the Adviser Indemnitees shall become subject to, or shall incur or suffer, equals or exceeds the Deductible Amount; thereafter, Federated’s indemnification obligations under Section 10.2 shall not be limited in terms of amount except as specifically provided in this Section 10.5 (it being understood that the Deductible Amount is intended as a deductible, not a threshold).

(g) Except as provided in Sections 10.5(a)-(d) above, the aggregate Losses payable by Federated pursuant to Section 10.2 shall not exceed twenty million dollars ($20,000,000) (for the avoidance of doubt, it is understood that any Losses to which this Section 10.5(g) does not apply pursuant to Sections 10.5(a), (b), (c) or (d) above shall not count towards the cap imposed by this Section 10.5(g)).

10.6 Set-Off. In addition to any other remedy that Federated may have under this Agreement or otherwise, the Adviser and each Owner agree that Federated shall have the express right (but not obligation), with prior notice to the Adviser, to set-off against, and to appropriate and apply, any Contingent Payment that Federated may have an obligation to pay under this Agreement to satisfy (in whole or in part) any bona fide indemnification obligation of the Adviser and the Owner under Section 10.1.

10.7 Subrogation. If an Indemnified Party recovers any amount under this Section 10 in respect of Losses, the Indemnifying Party or Indemnifying Parties shall be subrogated, to the extent of this recovery, to the Indemnified Party’s rights against any third party with respect to such Losses.

10.8 Remedies Exclusive. Except for any equitable remedies (including under Section 9(b)), and except for claims for fraud or intentional, willful breach of this Agreement, the remedies provided for in this Section 10 shall constitute the sole and exclusive remedies for any claims made for breach of this Agreement or in connection with the Transactions contemplated hereby. Each Party hereby waives any provision of Applicable Law to the extent that it would limit or restrict the covenant contained in this Section 10.8.

SECTION 11. NOTICES

All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given or delivered when delivered by hand (including by Federal Express or similar express courier) or three calendar days after being mailed by prepaid registered or certified mail, return receipt requested:

To Adviser or Owners:

David W. Tice & Associates, LLC.

43-46 Norre Gade, Suite 137

St. Thomas, U.S. Virgin Islands 00802

Attention: David W. Tice

With a copy to:

Wick Phillips, LLP

2100 Ross Avenue, Suite 950

Dallas, TX 75201

Attn: Bryan J. Wick, Esq.

          Thomas R. Nelson, Esq.

To Federated:

Federated Investors, Inc.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attn: Chief Financial Officer

With a copy to:

Reed Smith LLP

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attn: George F. Magera, Esq.

or to any other address that a party to this Agreement shall have last designated by notice given in accordance with this Section.

SECTION 12. ENTIRE AGREEMENT; MODIFICATION

(a) This Agreement, together with its Exhibits and Schedules, contains the entire agreement and all understandings, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the Transactions. This Agreement shall not be modified, supplemented, changed, or amended, except by an instrument in writing signed by, or on behalf of, Federated and the Adviser (and, for provisions applicable to any Owner, the applicable Owner), making specific reference to this Agreement.

(b) Notwithstanding the foregoing, the (i) Confidentiality Agreement dated as of June 12, 2008, and (ii) the Nondisclosure Agreement dated as June 13, 2008, in each case between the Adviser and Federated, shall remain in full force and effect in accordance with their terms. With respect to such agreements, the Parties agree that it shall apply to the Adviser and each Owner equally as if each of them had been original parties thereto.

SECTION 13. GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Pennsylvania, without giving effect to the conflict of laws rules thereof.

SECTION 14. VENUE

The Parties hereby irrevocably submit to the jurisdiction of the courts of The Commonwealth of Pennsylvania and the Federal courts of the United States of America for the Western District of Pennsylvania located in The Commonwealth of Pennsylvania, County of Allegheny, City of Pittsburgh, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions. The Parties hereby irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, or with respect to any such action, proceeding or other Litigation, shall be heard and determined in such a Commonwealth of Pennsylvania or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any action, proceeding or other Litigation for the interpretation or enforcement hereof or of any such document or in respect of any Transactions, that it is not subject to such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any action, proceeding or other Litigation for the interpretation or enforcement hereof or of any such document or in respect of any Transaction, that such action, proceeding or other Litigation may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each Party hereby consents to and grants any such court jurisdiction over the person of such Party and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, proceeding or other Litigation in the manner provided in Section 11 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

SECTION 15. ASSIGNMENT; SUCCESSORS

Except as provided in this Section 15, no Party shall delegate its obligations hereunder without the prior written consent of all Parties. No Party shall assign or otherwise transfer its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Parties, which shall not be unreasonably withheld; and provided further, that no consent shall be required in respect of (a) the assignment and delegation of this Agreement to an acquirer of all or substantially all of the assets of the assigning Party who agrees in writing to be bound by all of the obligations of the assigning Party hereunder (including any obligation under Section 6.6 and 10.1 of this Agreement), (b) the merger of a Party with another Person, provided the other Person agrees in writing to be bound by all of the obligations of the party hereunder (including any obligations under Section 6.6 and 10.1 of this Agreement), or (c) the assignment and delegation of this Agreement as a result of any sale to another Person of securities issued by a Party, provided the other Person agrees in writing to be bound by all of the obligations of the Party hereunder (including any obligations under Section 6.6 and 10.1 of this Agreement). It is agreed that a dissolution of the Adviser or Tice Management shall be considered an assignment within clause (a) above that would require Tice Management or Tice, respectively, to agree in writing to be bound by all of the obligations of Adviser or Tice Management, respectively, hereunder. It also is agreed that Federated may designate certain of its Affiliates to acquire the Acquired Assets or to undertake certain other actions as contemplated in this Agreement. Any such designation by Federated shall not relieve Federated of any obligation under this Agreement, including any obligation under Section 2.3 of this Agreement, and, to the extent necessary, Federated shall also cause any such designated Affiliate to comply with Federated’s covenants under this Agreement that are applicable in connection with the action undertaken by any such designated Affiliate. Any purported assignment or delegation other than as permitted by the express terms of this Agreement shall be void and unenforceable.

This Agreement shall bind and inure to the benefit of the Parties hereto and their legal representatives and respective successors and permitted assigns.

SECTION 16. WAIVER

No waiver by any Party to this Agreement of its rights under any provisions of this Agreement shall be effective unless it shall be made in writing. No failure by any Party to this Agreement to take any action with regard to any breach of this Agreement or default by the other Parties to this Agreement shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or to take action with regard to the breach or default or any subsequent breach or default by the other Parties.

SECTION 17. FURTHER ASSURANCES

Each Party shall cooperate and take such actions as may be reasonably requested by either Federated or the Adviser in order to carry out the provisions and purposes of this Agreement and to complete the Transactions.

SECTION 18. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once each Party to this Agreement has executed a copy of this Agreement, this Agreement shall be considered fully executed and effective, notwithstanding that all Parties have not executed the same copy.

SECTION 19. SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, then (a) the validity, legality, and enforceability of any such provision in every other respect and in any other case or circumstance and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by Applicable Law, and (b) any such provision shall be ineffective in such case or circumstance only to the extent of such invalidity, illegality or unenforceability, and shall be enforced in such case or circumstance to the greatest extent permitted by law in such case or circumstance.

SECTION 20. THIRD PARTIES

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on the Reorganizing Funds, the shareholders of the Reorganizing Funds or any Persons, other than the Parties hereto (to the extent the provisions of this Agreement apply to them) and their respective legal representatives, successors, or permitted assigns, (to the same extent) nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

SECTION 21. FIDUCIARY DUTIES

Notwithstanding anything contained in this Agreement to the contrary, all covenants, and obligations of each Party hereto shall, in all events, be subject to such Party’s (or as applicable, its Affiliates’) applicable fiduciary duties with respect to the Reorganizing Funds or the Surviving Funds, as applicable.

[Signature page follows]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

FEDERATED INVESTORS, INC.

By:	/s/ Thomas R. Donahue
Name:	Thomas R. Donahue
Title:	Chief Financial Officer, Vice President, Treasurer and Assistant Secretary

DAVID W. TICE & ASSOCIATES, LLC

By:	/s/ David W. Tice
Name:	David W. Tice
Title:	Manager

JOINDERS:

For value received and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each undersigned Owner hereby joins and becomes a Party to this Agreement for purposes of Sections 1.1 (as applicable), 1.2, 2.4 (second sentence), 3.1.1, 3.1.2(b), 3.1.3, 3.1.7, 3.1.9 (last sentence), 5.2, 6.5, 6.6, 6.7, 6.8 (first sentence), 6.9, 6.10, 8, 9(b), 10, and 12 through 20 of this Agreement and any provision which specifically references the Owners’ Knowledge.

DAVID W. TICE MANAGEMENT, LLC

By:	/s/ David W. Tice
Name:	David W. Tice
Title:	Manager

By:	/s/ David W. Tice
Name:	David W. Tice, individually as an Owner

[Signature Page to Agreement]

EXHIBIT 1-A

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

(Prudent Bear Fund)

The attached form of Agreement and Plan of Reorganization is incorporated by reference into, and shall be part of, this Exhibit 1-A.

EXHIBIT 1-B

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

(Prudent Global Income Fund)

The attached form of Agreement and Plan of Reorganization is incorporated by reference into, and shall be part of, this Exhibit 1-B.

EXHIBIT 2

FORM OF OPINION OF COUNSEL TO ADVISER AND OWNERS

The written opinion of counsel to the Adviser and the Owners will be addressed to Federated, be dated the Closing Date and contain the following opinion paragraphs, together with such counsel’s customary qualifications, assumptions, exceptions and limitations, and any changes to the opinion paragraphs required by such counsel’s opinion committee. Capitalized terms used but not defined below have the meanings given to such terms in the Agreement.

1. Adviser is a limited liability company duly formed, presently existing and in good standing under the laws of the State of Delaware.

2. Tice Management is a limited liability company duly formed, presently existing and in good standing under the laws of the State of Delaware.

3. The execution and delivery by Adviser of the Agreement and the performance by Adviser of its obligations thereunder have been duly and validly authorized by all necessary limited liability company action on the part of Adviser. Adviser has the requisite limited liability company power and authority to execute, deliver, and perform the Agreement.

4. The execution and delivery by Tice Management of the Agreement and the performance by Tice Management of its obligations thereunder have been duly and validly authorized by all necessary limited liability company action on the part of Tice Management. Tice Management has the requisite limited liability company power and authority to execute, deliver, and perform the Agreement.

5. The Agreement has been duly executed and delivered by Adviser and constitutes the valid and binding obligation of Adviser enforceable against Adviser in accordance with its terms.

6. The Agreement has been duly executed and delivered by each Owner and constitutes the valid and binding obligation of each Owner enforceable against each Owner in accordance with its terms.

7. The execution, delivery and performance by Adviser of the Agreement and the consummation of the transactions contemplated thereby do not violate Adviser’s Certificate of Formation or Limited Liability Company Agreement.

8. The execution, delivery and performance by Tice Management of the Agreement and the consummation of the transactions contemplated thereby do not violate Tice Management’s Certificate of Formation or Limited Liability Company Agreement.

9. Neither the execution and delivery by Adviser of the Agreement, nor the performance by Adviser of its obligations thereunder, will materially violate (a) any applicable provision of any United States federal statute, rule or regulation, or (b) any applicable provision of the Limited Liability Company Act of the State of Delaware, each as currently in effect.

10. Neither the execution and delivery by each Owner of the Agreement, nor the performance by each Owner of its obligations thereunder, will materially violate (a) any applicable provision of any United States federal statute, rule or regulation, or (b) with respect to Tice Management, any applicable provision of the Limited Liability Company Act of the State of Delaware, each as currently in effect.

11. Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser, and, to the best of our knowledge, no order has been issued to suspend such registration.

EXHIBIT 3

FORM OF OPINION OF COUNSEL TO FEDERATED

The written opinion of counsel to Federated will be addressed to the Adviser, be dated the Closing Date and contain the following opinion paragraphs, together with Reed Smith’s customary qualifications, assumptions, exceptions and limitations, and any changes to the opinion paragraphs required by Reed Smith’s opinion committee. Capitalized terms used but not defined below have the meanings given to such terms in the Agreement.

1. Federated is a corporation duly incorporated, presently subsisting and in good standing under the laws of the Commonwealth of Pennsylvania.

2. The execution and delivery by Federated of the Agreement and the performance by Federated of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of Federated. Federated has the requisite corporate power and authority to execute, deliver, and perform the Agreement.

3. The Agreement has been duly executed and delivered by Federated and constitutes the valid and binding obligation of Federated enforceable against Federated in accordance with its terms.

4. Neither the execution and delivery by Federated of the Agreement, nor the performance by Federated of its obligations thereunder, will result in a material breach of, default under, or violation of (a) Federated’s Articles of Incorporation or Bylaws; or (b) any applicable provision of any United States federal statute, rule or regulation or any applicable provision of the Pennsylvania Business Corporations Law as enacted in the Commonwealth of Pennsylvania, each as currently in effect, and in the case of clause (b), that are of the type that in our experience are normally directly applicable to Federated or transactions in the investment management industry of the type contemplated by the Agreement.

5. [Federated Advisory Companies], each of which is a subsidiary of Federated and investment adviser to a Surviving Fund, are registered with the Commission as investment advisers, and, to the best of our knowledge, no order has been issued or proceeding instituted to suspend such registrations.

EXHIBIT 4

ILLUSTRATIVE EXAMPLES OF CONTINGENT PAYMENT CALCULATIONS

The attached illustrative example of the Contingent Payment calculations contemplated in Section 2.3.2 of the Agreement is incorporated by reference into, and shall be a part of, this Exhibit 4.

SCHEDULE 2.1

ACQUIRED ASSETS

The Acquired Assets will include the following assets of the Adviser relating to the Business:

1.	All books and records of, or relating to the management of, each Reorganizing Fund

2.	All other general books and records relating to the Business

3.	To the extent not included in (1) or (2) above:

a.	Marketing lists

b.	Client/shareholder files

c.	Information relating to each Reorganizing Fund’s security holdings

d.	Computer stored or generated reports

4.	Performance records relating to the Business or investment strategies used in the Business.

5.	The Investment Model described in Schedule 3.1.11 and all Intellectual Property comprising the Investment Model (together with all Contracts relating thereto)

6.	The following additional Intellectual Property:

a.	The names “Prudent Bear”, “Prudent Bear Fund”, “Prudent Global”, “Prudent Global Income” and “Prudent Global Income Fund”

b.	The Bear logo used in connection with the Reorganizing Funds

c.	The service mark “Prudent Bear” (Registered October 18, 2005; Registration No. 3007271)

d.	The following Internet or web addresses, domain names or URLs:

World Wide Web Site Address: WWW.PRUDENTBEAR.COM

World Wide Web Site Address: WWW.PRU-BEAR.COM

World Wide Web Site Address: WWW.PRUDENTBEARFUNDS.COM

World Wide Web Site Address: WWW.PRUDENTBEARFUND.COM

World Wide Web Site Address: WWW.PRUDENTFUNDS.COM

World Wide Web Site Address: WWW.BEARCASE.COM

World Wide Web Site Address: WWW.PRUDENTBULL.COM

e.	All 800, 888 or similar phone numbers used by the Adviser in connection with the Business or by the Prudent Bear Funds, Inc. or any Reorganizing Funds, including: 1-888-778-BEAR (2327)

f.	Any other Intellectual Property identified on Schedule 3.1.11 as being included in the Acquired Assets.

g.	Other Intellectual Property, if any, owned by Adviser and used in connection with the management of any Reorganizing Fund as mutually agreed by the Adviser and Federated prior to the Closing.

7.	Goodwill relating to items (1)-(6) above.